UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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JARDEN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

To Be Held On June 12, 2014

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Meeting”) of Jarden Corporation (the “Company”), which will be held on Thursday, June 12, 2014 at 10:00 a.m., local time, at the Hotel Sofitel, 5800 Blue Lagoon Drive, Miami, Florida 33126, for the following purposes:

1.	To elect three (Class III) directors to serve on the Board of Directors (the “Board”) for a term of three years expiring at the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified (Proposal 1);

2.	To approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to declassify our Board of Directors (Proposal 2);

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014 (Proposal 3);

4.	To hold an advisory vote on executive compensation (Proposal 4); and

5.	To transact such other business as may properly be brought before the Meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on April 21, 2014 shall be entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof.

Stockholders are cordially invited to attend the Meeting. Your vote is important. Please submit a proxy as soon as possible so that your shares can be voted at the Meeting. Submitting the enclosed form of proxy will appoint Martin E. Franklin and Ian G.H. Ashken as your proxies. You may submit your proxy by mail, Internet or telephone. You may revoke your proxy and vote in person if you decide to attend the Meeting. For instructions, please refer to page 2 of the Proxy Statement or the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 12, 2014: This Proxy Statement, along with our 2014 Annual Report to Stockholders, are available at www.envisionreports.com/jah.

By order of the Board of Directors

/s/ Martin E. Franklin
Martin E. Franklin,
Executive Chairman

April 28, 2014

JARDEN CORPORATION

1800 North Military Trail

Boca Raton, Florida 33431

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

June 12, 2014

INTRODUCTION

PROXY SOLICITATION AND GENERAL INFORMATION

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and the enclosed form of proxy (the “Proxy Card”) are being furnished to the holders (the “Stockholders”) of common stock, par value $0.01 per share (the “Common Stock”), of Jarden Corporation, a Delaware corporation (the “Company,” “we,” or “us”), in connection with the solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of the Company for use at the 2014 Annual Meeting of Stockholders of the Company to be held on Thursday, June 12, 2014 at the Hotel Sofitel, 5800 Blue Lagoon Drive, Miami, Florida 33126 at 10:00 a.m., local time, and at any adjournment or postponement thereof (the “Meeting”). These proxy materials are being distributed and/or made available to Stockholders on or about April 28, 2014.

At the Meeting, Stockholders will be asked:

1.	To elect three (Class III) directors to serve on the Board of Directors for a term of three years expiring at the 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified (Proposal 1);

2.	To approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to declassify our Board of Directors (Proposal 2);

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014 (Proposal 3);

4.	To hold an advisory vote on executive compensation (Proposal 4); and

5.	To transact such other business as may properly be brought before the Meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 21, 2014 as the record date for the determination of Stockholders entitled to notice of and to vote at the Meeting. Each Stockholder will be entitled to one vote for each share of Common Stock held as of the record date on all matters to come before the Meeting and may vote in person, via Internet or telephone or by proxy authorized in writing.

Internet Availability of Proxy Materials

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide Stockholders access to its proxy materials over the Internet. Accordingly, the Company has sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain Stockholders. The Notice includes instructions on how to access the proxy materials over the Internet, how to request a printed copy of these materials, and how to vote the shares. In addition, by following the instructions in the Notice, Stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. By furnishing the Notice and providing access to the proxy materials through the Internet, the Company is lowering the costs and reducing the environmental impact of the Meeting.

Proxies and Voting

Shares of Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Meeting in accordance with the instructions contained therein. When voting to elect directors (Proposal 1), you may vote for all nominees, vote for only some of the nominees, or withhold authority to vote for all or some of the nominees. When voting on the proposals (i) to approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to declassify our Board of Directors (Proposal 2); (ii) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014 (Proposal 3); and (iii) to approve, on an advisory basis, the compensation of the Company’s named executive officers (Proposal 4), you may vote FOR the proposal, AGAINST the proposal, or ABSTAIN from voting.

If the Proxy Card is signed and returned without instructions, the shares will be voted FOR the election of each nominee for director named herein (Proposal 1); FOR the approval of an amendment to the Company’s Restated Certificate of Incorporation, as amended, to declassify our Board of Directors (Proposal 2); FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014 (Proposal 3); and FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 4).

Voting

Stockholders are requested to complete, sign, date and promptly return the Proxy Card in the enclosed envelope (if you received these materials by mail) or to vote by Internet or telephone by following the instructions on the Proxy Card or the Notice.

Most beneficial owners whose stock is held in street name do not receive the Proxy Card. Instead, they receive voting instruction forms from their bank, broker or other agent. Beneficial owners may also be able to vote by telephone or the Internet to the extent permitted by their bank, broker or other agent. Beneficial owners should follow the instructions on the voter instruction form or proxy ballot they receive from their bank, broker or other agent.

The method of voting used will not limit a Stockholder’s right to attend the Meeting.

Revocation of Proxy

A Stockholder who so desires may revoke its proxy at any time before it is voted at the Meeting by: (i) delivering written notice to the Company (attention: Secretary); (ii) timely delivery of a valid, later-dated proxy by Internet, telephone or mail; or (iii) casting a ballot at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Beneficial owners who hold their Common Stock in street name cannot revoke their proxies in person at the Meeting because the Stockholders of record who have the right to cast the votes will not be present. If they wish to change their votes after returning voting instructions, beneficial owners should contact their bank, broker or other agent before the Meeting to determine whether they can do so.

Voting on Other Matters

If other matters are properly presented at the Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we do not know of any other matters to be raised at the Meeting.

Record Date; Shares Outstanding and Entitled to Vote

Only Stockholders as of the close of business on April 21, 2014 (the “Record Date”) are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof. As of the Record Date, there were 127,227,193 shares of Common Stock issued and outstanding and entitled to vote, with each share entitled to one vote.

On March 18, 2013, the Company effected a 3-for-2 stock split for Stockholders of record on February 25, 2013. All share amounts and prices per share reported in this Proxy Statement are reported on a post-stock split basis, unless otherwise indicated.

Quorum; Required Votes

The presence at the Meeting, in person or by duly authorized proxy, of the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the Meeting, shall constitute a quorum for the Meeting.

Abstentions are counted as present and entitled to vote for purposes of determining whether a quorum exists. “Broker non-votes” are counted as present for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Under New York Stock Exchange (“NYSE”) rules, such nominees have discretion to vote absent instructions with respect to certain “routine” matters, such as the ratification of independent auditors, but not with respect to matters that are considered “non-routine,” such as, the election of directors, approval of an amendment to our Restated Certificate of Incorporation, as amended, and approval, on an advisory basis, of the compensation of the Company’s named executive officers. Accordingly, if you are a beneficial holder of our Common Stock and your broker holds your shares in its name, the broker is permitted to vote your shares on Proposal 3 even if the broker does not receive voting instructions from you. However, without voting instructions from you, your broker will not be able to vote your shares on Proposals 1, 2 and 4.

The affirmative vote of a plurality of the votes present in person or represented by proxy and entitled to vote is necessary for the election of directors (Proposal 1). The affirmative vote of at least three-fourths of the voting power of all outstanding shares of Common Stock entitled to vote is required to approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to declassify our Board of Directors (Proposal 2). The affirmative vote of a majority of the votes in person or represented by proxy and entitled to vote is necessary for (i) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014 (Proposal 3); and (ii) the approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 4).

Since the affirmative vote of a plurality of votes present in person or represented by proxy and entitled to vote is required for the election of directors (Proposal 1), abstentions and “broker non-votes” will have no effect on the outcome of such election. Since the affirmative vote of at least three-fourths of the voting power of all outstanding shares of Common Stock entitled to vote is required to approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to declassify our Board of Directors (Proposal 2), abstentions and “broker non-votes” will have the same effect as a negative vote. Since the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote is necessary for (i) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014 (Proposal 3); and (ii) the approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 4), abstentions will have the same effect as a negative vote, but “broker non-votes” will have no effect on the vote.

Votes at the Meeting will be tabulated by an inspector of elections appointed by the Company or the Company’s transfer agent.

Proxy Solicitation

This solicitation is being made by the Company. All expenses incurred by the Company in connection with this solicitation will be borne by the Company. Directors, officers and employees of the Company also may solicit proxies from Stockholders by mail, telephone, telegram, electronic transmission, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. We have retained the proxy solicitation firm of Alliance Advisors, LLC to assist us in the distribution and solicitation of proxies, and we intend to pay a fee of approximately $22,500, plus reasonable expenses, for these services. In accordance with the regulations of the SEC and the NYSE, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our Common Stock as of the Record Date.

List of Stockholders

In accordance with the Delaware General Corporation Law (the “DGCL”), a list of Stockholders entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting, for any purpose germane to the Meeting, between the hours of 10:00 a.m. and 5:00 p.m., local time, at our offices located at 1800 North Military Trail, Boca Raton, Florida 33431.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed except as required by law.

No Appraisal Rights

Stockholders will have no rights of appraisal under the DGCL in connection with the proposals to be considered at the Meeting.

IT IS DESIRABLE THAT AS LARGE A PROPORTION AS POSSIBLE OF THE STOCKHOLDERS’ INTERESTS BE REPRESENTED AT THE MEETING. THEREFORE, EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE TO ENSURE THAT YOUR STOCK WILL BE REPRESENTED. IF YOU ARE PRESENT AT THE MEETING AND DESIRE TO DO SO, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY. PLEASE RETURN YOUR EXECUTED PROXY CARD PROMPTLY.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of April 21, 2014 by (i) each person or entity known to us owning beneficially 5% or more of our Common Stock (the holdings of certain unrelated entities listed below are generally based on shareholdings disclosed in their public filings), (ii) each of our current directors and nominees for the Board of Directors, (iii) each of our Named Executive Officers set forth below in the Summary Compensation Table, and (iv) all current directors and executive officers as a group. Unless otherwise noted, shares are owned directly or indirectly with sole voting and investment power. Unless otherwise indicated, the address of each person named in the table below is c/o Jarden Corporation, 1800 North Military Trail, Boca Raton, Florida 33431.

	Common Stock
Name and Address	Shares Beneficially Owned (1)		Percent of Common Stock (2)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	8,413,265	(3)	6.6%

TIAA-CREF Investment Management, LLC/Teachers Advisors, Inc. 730 Third Avenue New York, NY 10017	6,773,877	(4)	5.3%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,607,053	(5)	5.2%

JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	6,567,968	(6)	5.2%

Martin E. Franklin	5,075,694		4.0%

Ian G.H. Ashken	1,626,819		1.3%

James E. Lillie	1,204,164		*

William J. Grant	15,750		*

Michael S. Gross	66,750		*

Richard J. Heckmann	97,458		*

William P. Lauder	30,750		*

Ros L’Esperance	—		*

Irwin D. Simon	21,279		*

Robert L. Wood	47,404		*

John E. Capps	216,129		*

Richard T. Sansone	221,247		*

All directors, nominees for directors, and executive officers as a group (13 persons)	8,669,937		6.8%

* Less than 1%

(1)	For purposes of this table, a person is deemed to have “beneficial ownership” of any share of Common Stock that such person has voting or investment power over or has the right to acquire within 60 days.

(2)	Percent of class is based on the Common Stock outstanding and entitled to vote as April 21, 2014, plus for each named person, the number of shares of Common Stock not outstanding but for which such person is deemed to have “beneficial ownership” of as described in footnote (1). There were 127,227,193 shares outstanding and entitled to vote as of April 21, 2014.

(3)	Based solely on Schedule 13G/A filed with the SEC on February 10, 2014.

(4)	Based solely on Schedule 13G/A filed with the SEC on February 14, 2014.

(5)	Based solely on Schedule 13G filed with the SEC on February 11, 2014.

(6)	Based solely on Schedule 13G filed with the SEC on January 28, 2014.

INFORMATION REGARDING

BOARD OF DIRECTORS AND COMMITTEES

Statement on Corporate Governance

The Company maintains formal corporate governance standards. The Company has reviewed internally and with the Board of Directors the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the rules of the SEC and the NYSE’s corporate governance listing standards regarding corporate governance policies and processes and is in compliance with such rules and listing standards. The Company has adopted charters for its Audit Committee, Compensation Committee and Nominating and Policies Committee and implemented a Governance Principles and Code of Conduct Policy, Business Conduct and Ethics Policy and Insider Trading Policy. You can access all of these documents on the “For Investors—Governance” page of the Company’s website, www.jarden.com, or by writing to us at Jarden Corporation, 1800 North Military Trail, Boca Raton, Florida 33431, Attention: Secretary.

In accordance with the NYSE corporate governance listing standards, our Governance Principles and Code of Conduct Policy requires the Board of Directors to designate a non-executive lead director (the “Lead Independent Director”) to preside over non-executive sessions and perform any duties more appropriately performed by an independent director which would otherwise be performed by the Chairman of the Board of Directors. Michael S. Gross has been designated as the Lead Independent Director. The Company’s non-management directors meet at least once per year in a non-executive session without management at which Mr. Gross presides. Stockholders and other interested parties may communicate with the Company’s Lead Independent Director or the other directors as a group either by writing to Michael S. Gross, c/o Jarden Corporation, 1800 North Military Trail, Boca Raton, Florida 33431 or by sending an e-mail to BOD@jarden.com. Correspondence received will be forwarded to Mr. Gross promptly. The Board of Directors has directed that certain items that are unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as:

•	spam;

•	junk mail and mass mailings;

•	product inquiries and suggestions;

•	resumes and other forms of job inquiries;

•	surveys; and

•	business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any outside director upon request.

Independence of Directors

Our Governance Principles and Code of Conduct Policy requires that a majority of our directors satisfy the independence requirements of the SEC and the NYSE. The NYSE rules require the Board to evaluate the independence of its directors at least annually. In general, “independent” means that the director shall have no material relationship with the Company or any member of the senior management of the Company. In performing their duties, directors must hold themselves free of any interest, influence or relationship with respect to any activity which could impair their judgment or objectivity in the course of their service to the Company. The policy establishes a retirement age of 70 for independent directors. It also urges independent directors with more than one year of service to own at least 1,000 shares of Common Stock of the Company. Based on the aforementioned standards, the Board of Directors has determined that each of the following non-employee directors is independent in accordance with the guidelines of the NYSE:

(1) William J. Grant	(5) Ros L’Esperance

(2) Michael S. Gross	(6) Irwin D. Simon

(3) Richard J. Heckmann	(7) Robert L. Wood

(4) William P. Lauder

For Mr. Heckmann and Ms. L’Esperance, the Board considered, among other things, their past and present employment (as described in their biographies provided under “Proposal 1—Election of Directors”) and any direct or indirect business affiliations or relationships between their past or present employers, or affiliates of their employers, and the Company in evaluating their independence. In addition, based on such standards described above, the Board of Directors has determined that: (a) Martin E. Franklin is not independent because he is the Executive Chairman of the Company; (b) Ian G.H. Ashken is not independent because he is the Vice Chairman, President and Chief Financial Officer (“CFO”) of the Company; and (c) James E. Lillie is not independent because he is the Chief Executive Officer (“CEO”) of the Company.

In addition to the foregoing, our Governance Principles and Code of Conduct Policy also provides for:

•	reviewing and approving a succession plan for the CEO of the Company at least annually;

•	the Board of Directors reviewing and assessing its own performance at least annually; and

•	the right of the Board of Directors to hire its own advisors to assist the Board in performing its duties without obtaining the approval of management.

During 2013, the Board of Directors held nine meetings. The Board of Directors has standing Compensation, Nominating and Policies, and Audit Committees. During 2013, each director attended 75% or more of the aggregate number of meetings of the Board of Directors and the Committees of the Board of Directors on which he served, and which were held during his period of service. The Compensation and Nominating and Policies Committees do not meet on a regular basis, but only as circumstances require. In accordance with our Governance Principles and Code of Conduct Policy, the Board of Directors met at least once in 2013 to review executive succession planning. For more details of our succession planning guidelines, please see our Governance Principles and Code of Conduct Policy on the “For Investors—Governance” page of the Company’s website, www.jarden.com. The Company does not have a formal policy as to Board of Directors attendance at our annual meetings of Stockholders. Three of our directors attended our last annual meeting of Stockholders.

Board Leadership Structure

In 2010, as part of our review of our corporate governance, the Board re-evaluated the Company’s leadership structure to ensure that it remains optimal for the Company and its Stockholders. The Board determined that separating the roles of Chairman and CEO: (i) permits more effective assessment of the CEO’s performance; (ii) provides a more effective means for the Board to express its views on our management; and (iii) enables the Chairman to focus more on our corporate governance, strategy and serving stockholders’ interests, while allowing the CEO to focus more directly on managing the Company’s day-to-day operations. The Board believes this leadership structure fosters effective governance and oversight of our Company by the Board. In June 2011, Martin E. Franklin, formerly our Chairman and CEO, became our Executive Chairman, and James E. Lillie, formerly our President and Chief Operating Officer, became our CEO. In March 2014, Ian G.H. Ashken assumed the additional role of President.

Board Role in Risk Oversight

Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, provides risk oversight. In its risk oversight role, the Board of Directors must satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed, including assessing major risk factors relating to the Company and its performance and reviewing measures to address and mitigate risks. While the full Board of Directors is charged with overseeing risk management, various committees of the Board of Directors and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal, and operational risks and receives regular reports from senior management who handle different risks in the business regarding comprehensive organizational risk, as well as particular areas of concern. Additionally, the Compensation Committee monitors and assesses the various risks associated with compensation policies and oversees incentives that encourage a level of risk-taking consistent with our overall strategy.

Compensation Committee

The Compensation Committee reviews recommendations for executive compensation, including incentive compensation and stock incentive plans and makes recommendations to the Board of Directors concerning levels of executive compensation and adoption of incentive and stock plans. Pursuant to its charter, the Compensation Committee’s authority generally includes the authority to do each of the following:

•	To assist the Board of Directors in developing and evaluating potential candidates for executive positions, including the CEO, and to oversee the development of executive succession plans.

•

To review and approve corporate goals and objectives with respect to compensation for the Company’s CEO, evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors, determine and approve the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of the CEO’s compensation, the Compensation Committee shall consider the Company’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the Company’s CEO in past years.

•

To make recommendations to the Board of Directors with respect to non-CEO compensation, incentive compensation plans and equity-based plans. The Compensation Committee shall also provide oversight of management’s decisions concerning the performance and compensation of other Company executive officers.

•

To review the Company’s incentive compensation and other stock-based plans and recommend changes in such plans to the Board of Directors as needed. The Committee shall have and shall exercise all the authority of the Board of Directors with respect to the administration of such plans.

•	To produce the Compensation Committee Report on executive compensation to be included in the Company’s proxy statement.

•	To review on an annual basis director compensation and benefits.

The Compensation Committee has the authority to retain such compensation consultants, outside counsel and other advisors as the Compensation Committee may deem appropriate in its sole discretion. Under the terms of the Compensation Committee charter, the Company is required to provide appropriate funding, as determined by the Compensation Committee, for the payment of reasonable compensation to any such consultant, legal counsel or other adviser retained by the Compensation Committee. Further, the Compensation Committee may select a compensation consultant, independent legal counsel or other adviser, if any, only after taking into consideration all factors relevant to that person’s independence from management.

The Compensation Committee consists of Messrs. Heckman (Chairman), Gross and Simon. All of the members of the Compensation Committee meet the independence standards contained in the NYSE corporate governance rules governing compensation committees. The Compensation Committee met three times during 2013.

Nominating and Policies Committee

The purpose of the Nominating and Policies Committee is to identify, evaluate and nominate qualified candidates for election to the Board of Directors. The Nominating and Policies Committee considers all qualified candidates identified by members of the committee, by other members of the Board of Directors and by senior management. The Nominating and Policies Committee will also consider nominees recommended by Stockholders. The names, resumes and biographical information of such nominees should be forwarded to the Secretary, Jarden Corporation, 1800 North Military Trail, Boca Raton, Florida 33431, who will submit them to the Nominating and Policies Committee for its consideration. See the section titled “Other Matters – Proposals by Stockholders” for more information on Stockholder nominations of candidates for election to the Board of Directors.

The Nominating and Policies Committee is also responsible for (i) developing and recommending to the Board of Directors a set of corporate governance principles, (ii) periodically reviewing and reassessing the adequacy of those principles, (iii) recommending any proposed changes to the Board of Directors for approval and (iv) advising the Board of Directors on corporate governance matters as they arise.

The Nominating and Policies Committee evaluates all candidates for director, regardless of the person or firm recommending such candidate, on the basis of the length and quality of their business experience, the applicability of such candidate’s experience to the Company and its business, the skills and perspectives such candidate would bring to the Board of Directors and the personality or “fit” of such candidate with existing members of the Board of Directors and management. The Nominating and Policies Committee follows a diversity policy adopted by our Board, which is set forth in our Governance Principles and Code of Conduct Policy. Our diversity policy recognizes that diversity of viewpoints, backgrounds, skills and experience is important to the functioning of the Board. Accordingly, in evaluating candidates for director, the Nominating and Policies Committee includes women and minority candidates in the pool from which Board nominees are chosen and includes candidates from both non-executive corporate positions and non-traditional environments, such as government, academia, and non-profit organizations, in director searches.

The Nominating and Policies Committee reviews periodically the composition of the Board to ensure it reflects the knowledge, experience, skills and diversity required to fulfill its duties. In connection with that review, in 2014, the Nominating and Policies Committee nominated, and the Board appointed, Ms. Ros L’Esperance as a director to fill a vacancy on the Board. The Nominating and Policies Committee determined that Ms. L’Esperance’s experience, professional insights and unique personal perspective will enhance the diversity of viewpoints, backgrounds, skills and experience on the Board.

All members of the Board of Directors should possess the following minimum qualifications as determined by the Nominating and Policies Committee: fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility; have a genuine interest in the Company; be committed to enhancing stockholder value; and have the ability and willingness to spend the time required to function effectively as a director of the Company.

The Nominating and Policies Committee may engage third-party search firms from time to time to assist it in identifying and evaluating nominees for director.

Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the Nominating and Policies Committee will make recommendations regarding potential director candidates to the Board of Directors.

The Nominating and Policies Committee consists of Messrs. Grant (Chairman), Lauder and Wood. All of the members of the Nominating and Policies Committee meet the independence standards contained in the NYSE corporate governance rules. The Nominating and Policies Committee met twice during 2013.

Audit Committee

During 2013, the Audit Committee consisted of Messrs. Wood (Chairman), Grant and Heckmann. Each of the current members of the Audit Committee satisfies the definition of independent director as established in the NYSE corporate governance rules governing audit committees. In accordance with Section 407 of the Sarbanes-Oxley Act, the Board of Directors determined that each of Messrs. Heckmann and Wood to be a “Financial Expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The duties of the Audit Committee are to: (a) recommend the appointment by the Board of Directors of the registered public accounting firm who shall conduct the annual audit of the Company; (b) assist the Board of Directors in fulfilling its fiduciary responsibilities relating to corporate accounting and reporting practices through review of accounting principles, policies, and changes thereto, financial statements, and general financial disclosure procedures; (c) maintain, through periodic meetings, a direct line of communication with the independent accountants to provide for exchanges of views and information; and (d) review management’s evaluation of the adequacy of the Company’s internal control structure and the extent to which major recommendations made by the independent accountants have been implemented. The number of meetings held during the year is set forth in the “Report of the Audit Committee” included in this Proxy Statement. The Audit Committee is governed by a written Audit Committee Charter previously approved by the Board of Directors, which may be amended from time to time. The Audit Committee Charter is reviewed and reassessed by the Audit Committee and approved by the Board of Directors as needed but at least annually.

Section 301 of the Sarbanes-Oxley Act requires the Audit Committee to establish procedures for the receipt, retention and treatment of complaints received by the Company from its employees regarding perceived questionable accounting or auditing matters. The Company uses an independent third party to provide an 800 number for the receipt, recording and transcription of any complaints received.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has met and reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61 (as amended by Statement on Auditing Standards No. 90 and further amended by Statement on Auditing Standards No. 114), and the assessment of the Company’s internal control over financial reporting. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Public Company Accounting Oversight Board Rule 3526, Communications with Audit Committees Concerning Independence, which became effective on September 30, 2008 and supersedes Independence Standards Board No. 1. The Audit Committee also has considered whether the independent registered public accounting firm’s provisions of non-audit services to the Company is compatible with the auditors’ independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, and the overall quality of the Company’s financial reporting processes, the evaluation of the Company’s internal accounting controls, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during 2013.

In reliance on the reviews and discussions referred to above, the Audit Committee reviewed and, together with the other members of the Board of Directors, approved for filing with the SEC the Annual Report on Form 10-K for the year ended December 31, 2013, which included the Company’s audited financial statements for such year. The Audit Committee approved and the Board of Directors has also ratified and recommended the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2014.

Respectfully submitted.

Robert L. Wood (Chairman)

William J. Grant

Richard J. Heckmann

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Report of the Audit Committee by reference therein.

Compensation of Directors

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties on our Board and Board committees, as well as the skill-level required by the Company of members of the Board and the need to continue to attract highly-qualified candidates to serve on our Board. Director compensation arrangements are reviewed annually to maintain such standards.

Director Summary Compensation Table

The following table summarizes the compensation paid to our non-employee directors for the fiscal year ended December 31, 2013:

Director Compensation (1)

	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William J. Grant	$65,375	$240,450	—	—	—	—	$305,825
Michael S. Gross	70,000	240,450	—	—	—	—	310,450
Richard J. Heckmann	74,500	240,450	—	—	—	—	314,950
William P. Lauder	62,000	240,450	—	—	—	—	302,450
Irwin D. Simon	69,875	240,450	—	—	—	—	310,325
Robert L. Wood	70,250	240,450	—	—	—	—	310,700

(1)

Martin E. Franklin, the Company’s Executive Chairman, Ian G.H. Ashken, the Company’s Vice Chairman, President and Chief Financial Officer, and James E. Lillie, the Company’s Chief Executive Officer, are not

included in this table because they are employees of the Company and thus receive no compensation for their service as directors. The compensation for Messrs. Franklin, Ashken and Lillie as employees of the Company is shown in the Summary Compensation Table.

(2)	Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC Topic 718”). As of December 31, 2013, each director has the following aggregate number of unvested restricted stock or restricted stock awards as follows: William J. Grant, 5,250, all of which were granted on June 10, 2013 at a grant date fair value of $240,450 or $45.80 per share; Michael S. Gross, 5,250, all of which were granted on June 10, 2013 at a grant date fair value of $240,450 or $45.80 per share; Richard J. Heckmann, 5,250, all of which were granted on June 10, 2013 at a grant date fair value of $240,450 or $45.80 per share; William P. Lauder, 5,250, all of which were granted on June 10, 2013 at a grant date fair value of $240,450 or $45.80 per share; Irwin D. Simon, 5,250, all of which were granted on June 10, 2013 at a grant date fair value of $240,450 or $45.80 per share; and Robert L. Wood, 5,250, all of which were granted on June 10, 2013 at a grant date fair value of $240,450 or $45.80 per share. For complete beneficial ownership information of the stock of our directors, see “Security Ownership of Certain Beneficial Owners and Management.” For a discussion of the valuation assumptions, see Note 13 to our audited financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K filed with the SEC on March 3, 2014.

(3)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. There were no options granted in 2013; however, as of December 31, 2013, the aggregate number of unexercised options (vested and unvested) held by each director was as follows: William J. Grant, none; Michael S. Gross, none; Richard J. Heckmann, none; William P. Lauder, none; Irwin D. Simon, none; and Robert L. Wood, 16,875, with exercise prices for all such options at $14.26. For complete beneficial ownership information of the stock of our directors, see “Security Ownership of Certain Beneficial Owners and Management.” For a discussion of the valuation assumptions, see Note 13 to our audited financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K filed with the SEC on March 3, 2014.

Discussion of Director Compensation

Directors who are also employees of the Company receive no additional compensation for their service on the Board or on any Board committee.

Cash Compensation

In 2013, each non-employee director received a flat retainer of $60,000 per year, payable quarterly. In 2013, the chairman of each of the Audit and Compensation Committees received an additional $12,500. In 2013, the chairman of the Nominating and Policies Committee and the Lead Independent Director received an additional $7,500. In 2013, each member of any Board committee, who is not also the chairman, received an additional $2,000 per year.

Stock Awards

Non-employee directors of the Company are also eligible to receive stock option grants and restricted stock awards under the Company’s 2013 Stock Incentive Plan. On June 10, 2013, each of the then current non-employee directors of the Company was awarded 5,250 shares of restricted stock under the 2013 Stock Incentive Plan. The restrictions on these restricted stock awards lapse on June 12, 2014.

In total, during the fiscal year ended December 31, 2013, there were 31,500 shares of restricted stock awarded to non-employee directors serving on the Board during 2013, all of which were awarded pursuant to the 2013 Stock Incentive Plan.

Stock Ownership Guidelines

All of our directors are expected to have a personal investment in the Company through their ownership of our shares. As a guideline, each person who has been a director for at least one year is urged to own at least 1,000 shares of our Common Stock. All of our directors currently meet our director stock ownership guidelines.

Indemnification

We indemnify our directors and elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. Our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Second Amended and Restated Bylaws (the “Bylaws”), provide that we will indemnify any of our directors and officers against any and all costs, expenses or liabilities incurred by them by reason of having been a director or officer.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, no director, executive officer, or person nominated to become a director or executive officer has within the last ten years: (i) had a bankruptcy petition filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for, any business or property of such person or entity with respect to which such person was a general partner or executive officer either at the time of the bankruptcy filing or within two years prior to that time; (ii) been convicted in a criminal proceeding or currently named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining or otherwise limiting his or her involvement in the following activities: (a) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (b) engaging in any type of business practice; or (c) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; (iv) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to engage in any activity described above under (iii)(a), or to be associated with persons engaged in any such activity; (v) been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been subsequently reversed, suspended or vacated; (vi) was the subject of, or party to, any federal or state judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (a) any federal or state securities or commodities law or regulation; (b) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, removal or prohibition order; or (c) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (vii) was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

The Company is not aware of any material proceedings to which any director, executive officer or affiliate of the Company, any owner of record or beneficial owner of more than 5% of any class of the Company’s voting securities, or any associate of any such director, executive officer or affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

PROPOSAL 1

ELECTION OF DIRECTORS

The Certificate of Incorporation provides that the maximum number of directors shall be ten and the minimum number shall be two. The Board of Directors of the Company is divided into three classes of directors having staggered three-year terms of office. The Bylaws of the Company provides that the number of members constituting the entire Board of Directors is ten. Currently, there are ten individuals serving as members of the Board of Directors. The proxies solicited hereby cannot be voted for a greater number of persons than the number of nominees named herein, of which there are three only. At each annual meeting of Stockholders, the successor of each director whose term expires at that annual meeting is elected to hold office for a term expiring at the annual meeting of Stockholders held in the third year following the year of his or her election, or until his or her successor has been elected and qualified in accordance with the Certificate of Incorporation and Bylaws. If Proposal 2 is approved, our Board of Directors will no longer be classified after the expiration of the terms of office of the Class III directors nominated for re-election at this Meeting, and beginning in 2016 all nominees will serve for a one-year term, rather than a three-year term, as further set forth in Proposal 2. Pursuant to the Certificate of Incorporation, in general, any vacancies on our Board of Directors resulting from death, retirement, resignation, disqualification, removal or other cause may be filled by an affirmative vote of a majority of the remaining directors then in office.

The terms of office of the Class III directors, consisting of Richard J. Heckmann, William J. Grant and Irwin D. Simon expire at this Meeting and each of Messrs. Heckmann, Grant and Simon is nominated for re-election. The terms of office of the Class I directors, consisting of Martin E. Franklin, James E. Lillie, Michael S. Gross and Ros L’Esperance, expire at the 2015 annual meeting. The terms of office of the Class II directors, consisting of Ian G.H. Ashken, William P. Lauder and Robert L. Wood, expire at the 2016 annual meeting. There are no family relationships among any of the directors or executive officers of the Company.

Unless otherwise specified, each proxy received will be voted for the election as directors of Messrs. Heckmann, Grant and Simon to serve until the 2017 annual meeting or until their successors shall have been duly elected and qualified. Each of these three nominees has consented to being named a nominee in this Proxy Statement and to serve as a director if elected. In December 2013, Mr. Heckmann reached the Board’s specified retirement age for directors and submitted his resignation to the Board. After consideration and discussion, the Nominating and Policies Committee recommended, and the Board requested, that Mr. Heckmann remain on the Board for one year in order to complete the strategic review of the Company’s long-term incentive compensation programs commenced in 2013 and directed by Mr. Heckmann as chair of the Compensation Committee. Mr. Heckmann has agreed to stand for re-election and, if re-elected, remain on the Board to complete that project, which is expected to be completed within one year. The Board does not currently anticipate making additional exceptions to the Board’s policy on retirement age. Should any nominee become unable or unwilling to accept a nomination or election, the persons named in the enclosed proxy will vote for the election of a nominee designated by the Board of Directors or will vote for such lesser number of directors as may be prescribed by the Board of Directors in accordance with the Bylaws of the Company. At present, it is anticipated that each nominee will be a candidate.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating and Policies Committee and the Board of Directors focused primarily on the information discussed in each of the director’s individual biographies set forth below, which contains information regarding the person’s service as a director, business experience and director positions held currently or at any time during the last five years. The Nominating and Policies Committee conducted performance evaluations on the members of our Board of Directors serving during fiscal 2013 and reported the results to the Board of Directors. The Nominating and Policies Committee and Board of Directors determined that each of Messrs. Heckmann, Simon and Grant was an effective and committed member of the Board of Directors and, therefore, that such directors up for re-election should be proposed for re-election.

The following persons have been nominated as Class III directors:

Name	Age	Director Since	Business Experience
Richard J. Heckmann	70	2007	Mr. Heckmann has been Executive Chairman of the Board of Nuverra Environmental Solutions, Inc. (formerly known as Heckmann Corporation) since November 2012 and was previously Chairman and Chief Executive Officer since May 2007. From February 2007 to August 2007, Mr. Heckmann was the Executive Chairman of K2 Inc. (“K2”), and from April 2000 to August 2007, he was the Chairman of the Board of Directors of K2. Previously, he served as the Chief Executive Officer of K2 from October 2002 through February 2007. Mr. Heckmann retired as Chairman of Vivendi Water, an international water products group of Vivendi S.A., a worldwide utility and communications company with headquarters in France, in June 2001.

Irwin D. Simon	55	2002	Mr. Simon is the Chairman, Chief Executive Officer and President of Hain Celestial Group, Inc., a leading natural and organic products company and a NASDAQ listed company (“Hain Celestial”). Mr. Simon is Hain Celestial’s Founder and has been Chief Executive Officer and President of Hain Celestial, as well as a director, of Hain Celestial since its inception. He was appointed Chairman of the Board of Directors of Hain Celestial in April 2000. From December 1990 through December 1992, Mr. Simon was employed in various marketing capacities with Slim-Fast Foods Company, a national marketer of meal replacement and weight loss food supplements. Mr. Simon also serves as a director of MDC Partners Inc.

William J. Grant	68	2011	Mr. Grant has been a partner in the law firm of Winston & Strawn LLP since February 2011. Prior to joining Winston & Strawn LLP, Mr. Grant was a partner in the law firm of Willkie Farr & Gallagher LLP.

The Board of Directors unanimously recommends that Stockholders vote “FOR” each of the persons nominated by the Board of Directors to serve as Class III Directors.

The terms of the following Class I directors expire at the 2015 annual meeting:

Name	Age	Director Since	Business Experience
Martin E. Franklin	49	2001	Mr. Franklin is the Company’s Founder and serves as Executive Chairman of the Company. Mr. Franklin was appointed to the Board of Directors on June 25, 2001 and served as Chairman and Chief Executive Officer from September 24, 2001 until June 13, 2011, at which time he began service as Executive Chairman. Mr. Franklin is also a principal and executive officer of a number of private investment entities. Mr. Franklin also served as the Chairman and/or Chief Executive Officer of three public companies, Benson Eyecare Corporation, Lumen Technologies, Inc. and Bollé Inc. between 1992 and 2000. Mr. Franklin also serves as a director of Burger King Worldwide, Inc. and Chairman of Platform Specialty Products Corporation. During the last five years, Mr. Franklin also previously served as a director of the following public companies: Liberty Acquisition Holdings (International) Company, Kenneth Cole Productions, Inc., Justice Holdings Limited and Promotora de Informaciones, S.A. (successor to Liberty Acquisition Holdings Corp.).

James E. Lillie	52	2011	Mr. Lillie is Chief Executive Officer of the Company. Mr. Lillie joined the Company in August 2003 as Chief Operating Officer and assumed the additional title and responsibilities of President effective January 2004. Mr. Lillie served as President and Chief Operating Officer until June 13, 2011, at which time he began service as Chief Executive Officer. From 2000 to 2003, Mr. Lillie served as Executive Vice President of Operations at Moore Corporation, Limited, a diversified commercial printing and business communications company. From 1999 to 2000, Mr. Lillie served as Executive Vice President of Operations at Walter Industries, Inc., a Kohlberg, Kravis, Roberts & Company (“KKR”) portfolio company. From 1990 to 1999, Mr. Lillie held a succession of senior level management positions across a variety of disciplines, including human resources, manufacturing, finance and operations at World Color, Inc., another KKR portfolio company.

Name	Age	Director Since	Business Experience
Michael S. Gross	52	2007	Mr. Gross serves as an officer and director of two related investment funds for which a company controlled by Mr. Gross serves as investment advisor: Solar Senior Capital Ltd., for which he has been Chairman of the Board of Directors, Chief Executive Officer and President since December 2010, and Solar Capital Ltd., for which he has been Chairman and Chief Executive Officer since March 2007. From 2006 to 2009, Mr. Gross was co-chairman of the investment committee of Magnetar Financial LLC, an investment management firm, and a senior partner in Magnetar Capital Partners LP, the holding company for Magnetar Financial LLC. Mr. Gross was the Chairman, Chief Executive Officer, and Secretary of Marathon Acquisition Corp. from 2006 to 2008. Between 2004 and 2006, Mr. Gross was the President and Chief Executive Officer of Apollo Investment Corporation (“AIC”), a publicly-traded business development company, and was the managing partner of Apollo Investment Management, L.P. (“AIM”), the investment adviser to AIC. From 1990 to 2006, Mr. Gross was a senior partner at Apollo Management, L.P., a leading private equity firm which he co-founded. Mr. Gross currently is chairman of the board of Global Ship Lease, Inc. During the last five years, Mr. Gross also previously served as a director of Alternative Asset Management Acquisition Corp. and Saks Incorporated.

Ros L’Esperance	52	2014	Ms. L’Esperance is Chairman of the Global Investment Banking Division at Barclays Capital Inc. (“Barclays”) and serves as a member of several Operating and Executive Committees within Barclays. Prior to being named Chairman, Ms. L’Esperance was jointly responsible for Corporate Finance and M&A at Barclays from 2008-2013. She joined Barclays in 2008 from Lehman Brothers where she was co-head of Global Corporate Finance. During her tenure at Lehman Brothers, she was also a founder and leader of the Financial Sponsors Group from 1997 through 2007 and previously was a Managing Director in the Media and Communications Group. She began her career as an Associate at Lehman Brothers in 1987. Ms. L’Esperance has also been an active contributor to the firm’s Philanthropy and Diversity initiatives. She is a board member of the Boys Club of New York, the Southampton Fresh Air Home and BritishAmerican Business.

The terms of the following Class II directors expire at the 2016 annual meeting:

Name	Age	Director Since	Business Experience
Ian G.H. Ashken	53	2001	Mr. Ashken is the Company’s Co-Founder and serves as Vice Chairman, President and Chief Financial Officer of the Company. Until February 15, 2007, Mr. Ashken was also Secretary of the Company. Mr. Ashken was appointed to the Board of Directors on June 25, 2001 and became Vice Chairman, Chief Financial Officer and Secretary effective September 24, 2001 and President effective March 3, 2014. Mr. Ashken is also a principal and executive officer of a number of private investment entities. Mr. Ashken also served as the Vice Chairman and/or Chief Financial Officer of three public companies, Benson Eyecare Corporation, Lumen Technologies, Inc. and Bollé Inc. between 1992 and 2000. Mr. Ashken also serves as a director of Platform Specialty Products Corporation. During the last five years, Mr. Ashken also previously served as a director of, GLG Partners, Inc. and Phoenix Group Holdings.

William P. Lauder	54	2011	Mr. Lauder is Executive Chairman of The Estée Lauder Companies Inc. and, in such role, he is Chairman of the Board of Directors. Mr. Lauder was Chief Executive Officer of The Estée Lauder Companies Inc. from March 2008 through June 2009 and President and Chief Executive Officer from July 2004 through February 2008. From January 2003 through June 2004, Mr. Lauder was Chief Operating Officer. From July 2001 through 2002, Mr. Lauder was Group President responsible for the worldwide business of the Clinique and Origins brands and the retail store and online operations of The Estée Lauder Companies Inc. Mr. Lauder is a member of the Boards of Trustees of The University of Pennsylvania and The Trinity School in New York City and the Board of Directors of the 92nd Street Y. He also serves as Chairman of the Board of the Fresh Air Fund. During the last five years, Mr. Lauder was also a director of GLG Partners, Inc. and True Temper Sports, Inc.

Robert L. Wood	60	2000	Mr. Wood is the former Chairman, President and CEO of Chemtura Corporation. Prior to Chemtura, Mr. Wood spent 27 years in various management positions at the Dow Chemical Company. He is currently a private investor and industry consultant. Mr. Wood also serves as a director of Praxair, Inc.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth the name, age and position of each of our executive officers as of March 31, 2014. The executive officers of the Company are appointed by and serve at the discretion of the Board of Directors of the Company.

Name	Age	Position
Martin E. Franklin	49	Executive Chairman
Ian G.H. Ashken	53	Vice Chairman, President and Chief Financial Officer
James E. Lillie	52	Chief Executive Officer
John E. Capps	49	Executive Vice President – Administration, General Counsel and Secretary
Richard T. Sansone	47	Executive Vice President – Operations
J. David Tolbert	53	Senior Vice President, Human Resources and Corporate Risk

See the table of nominees for election as directors for biographical data with respect to Martin E. Franklin, Ian G.H. Ashken and James E. Lillie. See the narrative description of the employment agreements for Martin E. Franklin, Ian G.H. Ashken, James E. Lillie, John E. Capps and Richard T. Sansone for further details with respect to the terms of their respective positions and employment.

John E. Capps. Mr. Capps is Executive Vice President – Administration, General Counsel and Secretary of the Company. Mr. Capps has been with the Company since January 2005. From 2003 to 2005, Mr. Capps was with American Household, Inc. which was acquired by the Company in January 2005. Prior to 2003, Mr. Capps was in private law practice with the firm Sullivan & Cromwell LLP.

Richard T. Sansone. Mr. Sansone is the Executive Vice President – Operations of the Company. Mr. Sansone has been with the Company since December 2005. Prior to joining the Company, he most recently served as Senior Vice President, Controller and Chief Accounting Officer of RR Donnelley and Sons (formerly, Moore Corporation, Limited), from April 2001 to December 2005. From 1992 to 2001, Mr. Sansone was with PricewaterhouseCoopers LLP where he was an Audit Senior Manager.

J. David Tolbert. Mr. Tolbert is Senior Vice President, Human Resources and Corporate Risk of the Company. Mr. Tolbert has served in various management and executive roles in the areas of human resources, administration and corporate risk for the Company since 1993. From 1987 to 1993, Mr. Tolbert served in various human resource and operating positions at Ball Corporation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The Company is committed to maintaining executive compensation programs that promote a pay-for-performance culture that attracts and retains talented executives who are incentivized to create long-term value for our Stockholders. We believe our pay-for-performance culture has aligned our management’s interests with those of our Stockholders and yielded strong results for our Stockholders.

Jarden Corporation has Outperformed Peers

Over the past one- and three-year periods, the Company has outperformed the peer groups selected by Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”)1, as well as the group of high-growth and high-performing companies selected by the Company and its outside compensation consultant as being reflective of the Company’s strategic objectives2, in terms of share price return and total shareholder return.

[1]	Based on peer groups identified by ISS and Glass Lewis in their reports for the Company’s 2013 Annual General Meeting of Stockholders. Omits two companies for whom comparison data is no longer available because the companies’ shares are no longer publicly listed.

[2]	As described under the heading “Compensation and Discussion Analysis – Use of Outside Consultants.”

Note: One-year time period from fiscal year 2012 to fiscal year 2013. Three-year time period from fiscal year 2011 to fiscal year 2013. Total shareholder return includes dividends.

ISS Peer index includes (by ticker symbol): CA, MKC, NWL, SYMC, YHOO, HLF, MHK, TUP, ADBE, NTAP, SWK, WFM, L, ORLY, EL. Glass Lewis Peer index includes (by ticker symbol): TUP, BTH, SMG, CHD, SPB, CLX, SWK, REV, ENR, L, NUS, RDEN, SYMC. Jarden Peer index includes (by ticker symbol): ADBE, ASNA, DHR, EBAY, EL, GMCR, IRM, L, NTAP, ORCL, ORLY, PDCO, SWK, WFM.

In 2013, the Company’s stock also out-performed all household and personal care stocks in the S&P 500 Consumer Staples Index3 for the second year in a row. Further, compared to those household and personal care stocks in the S&P 500 Consumer Staples Index, the Company has been the top performing stock on a five-year and ten-year basis, as well as since the inception of Jarden Corporation in 2001 (based on stock price appreciation).

We Continue to Challenge Ourselves to Deliver Long-Term Shareholder Returns Above Those of our Peer Groups

Other recent benchmarks of our Company’s performance include:

•	as of 2013, the Company ranks #382 in the Fortune 500, up from #492 in 2007;

•	in August 2012, the Company was added to the S&P Mid-Cap index;

•	from 2002 to 2013, the Company increased net sales by a compound annual growth rate of 31%; and

•

in 2013, in addition to record segment earnings, the Company achieved record net sales of $7.4 billion and record operating cash flow of nearly $670 million, and ended the year with $1.1 billion of cash on hand.

[3]	Includes Avon Products, Inc., The Clorox Company, Colgate-Palmolive Company, The Estée Lauder Companies Inc., Kimberly-Clark Corporation and The Procter & Gamble Company.

The Compensation Committee of the Board (the “Committee”) believes that the compensation package designed for the Company’s management, including its executive officers, has effectively motivated key management to drive the operating and financial performance outlined above and resulted in the creation of stockholder value that has out-performed relevant market, industry and company benchmarks.

Introduction

The Committee establishes the salaries and other compensation of the executive officers of the Company, including its Executive Chairman, Vice Chairman, President and CFO, CEO and other Named Executive Officers (as defined below). The Committee consists of three independent directors, all of whom have considerable experience in executive compensation issues and management development. No member of the Committee has ever been an officer or employee of the Company, nor is there a direct or indirect relationship between any of the members of the Committee and any of the Company’s executive officers. The Committee operates under a written charter adopted by the Board of Directors that is available at the Company’s website at www.jarden.com under the “For Investors—Governance” tab.

The Committee has approved a compensation philosophy and objectives for the Company, which is described below.

Executive Compensation Philosophy and Objectives

The Committee continues to examine and refine our compensation philosophy, objectives and strategy throughout the fiscal year as part of our ongoing efforts to maintain “best practice” in this area and corporate governance in general. The Committee’s guiding principle is to assure that the Company’s compensation and benefits policies attract and retain the key employees necessary to support the Company’s growth and success, both operationally and strategically, and to motivate the executives to achieve short- and long-term goals with the ultimate objective of creating sustainable improvements in stockholder value. This principle guides the design and administration of compensation and benefits programs for the Company’s officers, other executives and the general workforce.

The total compensation package, which includes base salary, annual cash incentive compensation and other long-term performance-based equity incentive opportunities in the form of grants under the Company’s stock incentive plans, is designed to allow the Company to attract, motivate, and retain top-quality executives. Such principles are accomplished by linking management’s compensation to the Company’s success in creating value for its stockholders. The levels of compensation at competitive companies, derived from compensation surveys provided by outside consultants, as well as other factors such as the Company’s performance, growth and relative stockholder return, achievement of specific financial goals, a subjective determination of the executive’s past performance and expected future contributions to the Company and the awards given to the executive in the past, are used for comparison in establishing the Company’s overall compensation plan for certain executive officers.

Use of Outside Consultants

The Committee retains an outside compensation and benefits consulting firm from time to time to respond directly to the Committee and its inquiries regarding management pay, compensation design and other related matters. The Committee may ask that management participate in these engagements. In recent years, the Company has engaged Towers Watson, a nationally-recognized compensation consulting firm. In connection with the engagement of Towers Watson in 2013, as discussed below, the Committee had directed Towers Watson to work with members of management, including the Company’s CFO and Senior Vice President, Human Resources and Corporate Risk, to obtain information necessary for it to form its recommendations and evaluate management’s recommendations. Towers Watson also met with the Committee during the Committee’s regular meetings and in executive sessions, where no members of management were present, and with the Committee chair and other members of the Committee outside of the regular meetings. Towers Watson did not meet with the

Company’s Executive Chairman or CEO in the course of such engagement. Use of a particular consulting firm by the Committee does not preclude management from hiring the same consulting firm. The Company participates in compensation surveys of Towers Watson to conduct a competitive compensation analysis including marketplace base salary, target annual incentive opportunity, target total annual compensation, actual total annual compensation, long-term incentive award level, target total direct compensation, and actual total direct compensation rates. The Company compares itself to general industry companies of comparable revenues for positions below the senior management level. For senior management positions, the Company looks at the general industry as well as high-growth and high-performing companies reflective of the Company’s strategic objectives, including:

Adobe Systems, Incorporated	Loews Corporation
Ascena Retail Group, Inc.	NetApp, Inc.
Danaher Corporation	Oracle Corporation
eBay Inc.	O’Reilly Automotive, Inc.
The Estée Lauder Companies Inc.	Patterson Companies., Inc.
Green Mountain Coffee Roasters, Inc.	Stanley Black & Decker, Inc.
Iron Mountain Incorporated	Whole Foods Market, Inc.

The Committee does not believe, however, that it is appropriate to make any compensation decisions, whether regarding base salaries or incentive pay, primarily based upon benchmarking to a peer or other representative group of companies. The information from the outside consultant regarding pay practices at other companies has been provided to the Committee as a resource for their deliberations for executive compensation decisions and is useful in at least two respects. First, the Committee recognizes that compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors that management and the Committee consider in assessing the reasonableness and appropriateness of our compensation programs. Although we do not target executive compensation to any peer group median, we strive to provide a compensation package that is competitive in the market and rewards each executive’s performance in executing against the strategic and financial goals of the Company.

In 2013, the Committee engaged Towers Watson to (i) meet with the Committee to discuss the Company’s business strategy, competitive challenges, management processes and pay philosophy, (ii) analyze the Company’s current short- and long-term compensation programs and evaluate the Company’s compensation against relative Company performance, (iii) develop comparative market data upon which the Company can evaluate the competitiveness and structure of its current executive compensation program, (iv) evaluate the competitiveness and structure of the Company’s compensation program compared to market data, and (v) review and evaluate current employment terms for the Company’s executive officers.

Based on the data and input from Towers Watson, the Committee structured and approved the compensation programs for the Company’s executive officers in 2013 and new long-term performance-based incentive compensation programs for those officers commencing in 2014. The Committee believes that the terms of these compensation programs are appropriately designed to achieve the short-, medium- and long-term goals set for the Company by the Board and are reasonable and appropriate based upon the Committee’s review of factors such as the levels of compensation at a broad range of companies, including companies reflective of the Company’s strategic objectives, size and/or growth profile, the Company’s performance, growth and relative stockholder return, the achievement of specific financial goals, such as achieving adjusted earnings per share targets, increasing revenues and cash flow, improving operating margins and successfully completing transactions to proactively optimize the Company’s capital structure and debt maturities, a subjective determination of the executive’s past performance and expected future contributions to the Company and the awards given to the executive in the past.

No work performed by Towers Watson during fiscal 2013 raised any conflict of interest.

The Elements of the Company’s Compensation Program

The primary components of the compensation program for Named Executive Officers, the reasons we use them and certain characteristics of these components are outlined below:

Component	Purpose	Characteristics
Base Salary	Reflect both the role and responsibility of the executive, consistent with competitive market data, and the individual performance of the executive	Fixed cash compensation

Annual Incentive Compensation	Incentivize management to achieve the annual corporate financial and strategic goals set by the Board	Performance-based and variable cash bonus opportunity

Equity Incentive Awards	Incentivize management to achieve longer-term corporate and stock price appreciation goals set by the Board and ensure management’s interests are aligned with stockholders’ interests

Performance-based equity compensation with value of amount earned “at risk” and variable based on performance.

Performance metrics for annual equity awards are different from those used for the annual cash incentive compensation program.

Perquisites and Other Personal and Additional Benefits	Provide other benefits competitive with market and encourage appropriate attention to health, security and financial planning	May include 401(k) plan, life and long-term disability insurance, financial or tax planning assistance, and/or specified use of private aviation

Additional details on each element of our compensation program are outlined below.

Cash Compensation – Base Salary and Annual Incentive Compensation

For 2013, base salaries and target participation rates (percentage of base salary) for annual cash incentive compensation awards for the Company’s Executive Chairman, Vice Chairman, President and CFO, CEO, Executive Vice President-Administration, General Counsel and Secretary, and Executive Vice President-Operations were established pursuant to their respective employment agreements (described below under the heading “Employment Agreements”), while target performance incentive compensation participation rates (percentage of unadjusted base salary) for the Company’s other executive officers were fixed by their respective employment agreements or by the Committee. Target incentive participation rates are established and reviewed based upon factors such as the Company’s performance and growth, achievement of specific financial goals and creation of stockholder value, a subjective determination of the executive’s past performance and expected future contributions to the Company, and aggregate compensation of persons holding similar positions with comparable companies. For 2013, target incentive participation rates were 100% for the Executive Chairman, the Vice Chairman, President and CFO and the CEO, and 50% for the Executive Vice President-Administration, General Counsel and Secretary, and the Executive Vice President-Operations.

Under the Company’s annual incentive compensation programs applicable to employees in general, incentive metrics are set by the Committee in order to drive the Company’s performance toward strategic goals set by the Board, which are geared toward maximizing return to our Stockholders. When the Board sets an overall goal, the Committee then evaluates the contribution needed from each business unit in order to achieve that overall goal and how to incentivize each business unit to achieve that contribution. Each business unit of the

Company (or sub-grouping of that business unit) is given a variety of specific targets designed to incentivize the particular achievement required from that business unit toward the overall goal. The primary metric utilized in the incentive plans is adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), but other metrics include: targets for sales; gross margin; operating profit; operating cash flow; overhead variance; net inventory; materials variance; direct labor variance; working capital; warranty expense; and various personal performance objectives. At the most basic level of the program, metrics are specific and detailed, relating to the narrower scope of the business unit or sub-group of the business unit. At higher levels, the financial metrics are more general, based on the broader scope of the management participant’s responsibilities. Each level is designed to build on each other to achieve the broad goals set by the Committee.

At the Jarden Corporation parent-company level, the Committee has determined that all participants in the annual incentive compensation program should share the same incentive metric(s), which should be the particular financial goal(s) set for the Company by the Board. The Committee believes that the shared corporate goal, which is essentially a culmination of the EBITDA and various other metrics throughout the program, is useful in incentivizing a unified, “team” atmosphere promoting support by the corporate team for each operating business unit as necessary to achieve the common goal(s) set by the Committee. Corporate employees, including our executive officers, are incentivized to work toward the common target in support of the operating businesses, rather than being narrowly focused on specific operating metrics that are less directly impacted by their individual performance. Typically, the metric for corporate performance is as adjusted earnings per share (“EPS”). The Committee believes that EPS serves as a balanced indicator of sustained stockholder value and has historically been an effective metric for incentivizing the performance sought by the Board. Therefore, the evaluation of executive performance based on this measure provides an incentive for individual executives to perform in the best interests of our Stockholders. The Committee establishes in advance any general types of adjustments it would make to EPS to determine such incentive compensation rates, and such adjustments are set forth below. Reported earnings per share as disclosed in the Company’s Annual Report on Form 10-K would not take into account these adjustments.

Payments of annual incentive compensation for 2013 could have ranged from zero to double the target bonus opportunity and were based on an EPS goal for corporate performance. The table below sets forth the performance goals established by the Committee for the Named Executive Officers under the 2013 Stock Incentive Plan.

Performance Goal	EPS	Payout
Target EPS	$3.05	100% of target participation rate
Maximum EPS	$3.23	200% of target participation rate

If the Company achieved less than $3.05 of EPS, the payout would have been zero. For 2013, the Committee approved the payment of incentive compensation under the above-referenced programs at double the targeted payout for each Named Executive Officer based on the Company’s achievement of EPS of $3.59. Consistent with prior years, in determining the 2013 results for incentive compensation purposes, the Committee included in EPS adjustments for:

•	manufacturer’s profit in inventory charged to cost of sales, which is the purchase accounting fair value adjustment to inventory;

•	non-cash accelerated depreciation primarily associated with the rationalization of international manufacturing facilities;

•	amortization of acquired intangible assets;

•	reorganization and acquisition-related costs and other items;

•	Venezuela devaluation-related charges;

•	gain(loss) on the sale of certain assets;

•	non-cash adjustment of stock compensation associated with certain restricted stock;

•	non-cash original issue discount amortization on the convertible notes;

•	loss on early extinguishment of debt; and

•	a tax provision adjustment which reflects the normalization of the as adjusted results to the Company’s 33.0% effective tax rate.

Base salary and annual incentive compensation (representing total cash compensation) earned in 2013 by the Named Executive Officers are reflected in the “Salary,” “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table set forth below.

Equity Incentive Awards

We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to officers and other key management personnel and returns realized by the Stockholders. We expect our executive officers and other key management personnel to be and remain substantial stockholders in the Company and retain a significant portion of any equity awards after those awards have vested. In furtherance of the goal of aligning the interests of those executives with Stockholders, the Company maintains stock ownership guidelines for executive officers requiring that during their employment each of Messrs. Franklin, Ashken and Lillie must maintain stock ownership at least equal in value to five times his annual base salary and our other Named Executive Officers must maintain stock ownership at least equal in value to two times annual base salary.

In 2013, the Company maintained the 2013 Stock Incentive Plan and, prior to the adoption of the 2013 Stock Incentive Plan at the 2013 Annual Meeting of Stockholders, the 2009 Stock Incentive Plan, to incentivize executive officers and other key employees.

The 2009 Stock Incentive Plan and the 2013 Stock Incentive Plan are designed to give the Board discretion and flexibility in designing incentive compensation packages to align the goals of management with those of our Stockholders and to motivate executive officers and key employees to improve the operations of the Company, thereby maximizing stockholder value. Pursuant to this plan, the Board may issue to employees, officers, directors, consultants, independent contractors and advisors of the Company and its subsidiaries incentive stock options, nonqualified stock options, restricted stock and cash bonuses. The specific types and size of awards to be granted (other than options granted to non-employee directors), and the terms and conditions of such awards are determined by the Committee subject to the provisions of the 2009 Stock Incentive Plan and the 2013 Stock Incentive Plan, as applicable.

The Committee generally makes awards based upon the employee’s position within the Company, scope of responsibility, ability to affect profits and stockholder value, and a subjective review of the employee’s historic and recent performance. All awards to executive officers are within the discretion of the Committee and are subject to the terms of the 2009 Stock Incentive Plan and the 2013 Stock Incentive Plan.

Our equity-based compensation program for executive officers primarily focuses on grants of performance-based restricted stock awards. This strategy was implemented to balance the Committee’s interest in (i) focusing executive officers on long-term metrics that create sustained stockholder value, (ii) more efficiently aligning long-term incentive costs with perceived value, (iii) attracting and retaining talent and (iv) remaining competitive with market changes and compensation practices.

Vesting of restricted stock awards is typically based on our results during a given performance period as measured by EPS, Segment Earnings and/or the increase in the price of our Common Stock. These metrics were chosen because of their relevance to our corporate strategy and objectives for the respective performance periods at the time of grant, the ability of executive officers to impact achievement of the performance goals, and our belief that achieving or exceeding these goals should result in sustained increases to stockholder value over the longer-term.

The Committee may from time to time grant supplemental time or performance vesting restricted stock grants to employees, including executive officers. These grants are typically made to attract new executives, as a retention device for current executives or to promote specific strategic initiatives determined by the Committee or the Board of Directors. Such awards typically vest over three to five years.

The Committee considers several factors when establishing the size of equity-based compensation grants to executive officers, including long-term incentive compensation awarded within comparator groups, the number of unvested stock-based awards held by the executive, the executive’s performance during the prior year and the executive’s expected contribution to our long-term performance. The Committee also considers the expected stockholder dilution and accounting cost attributable to our long-term incentive programs in establishing the total number of shares of Common Stock we make available through stock-based awards.

It has been the Committee’s practice, but not a firm policy, to grant stock-based awards to management, including executive officers, on an annual basis. Award levels and grant dates are approved by the Committee, and grants are made on or following the date of the Committee’s approval. The Committee will also approve any equity-based grants in connection with the hiring or promotion of an executive officer. The Committee has broad authority and discretion to grant such awards, and there are no formalized procedures regarding the timing of such grants and whether such grants will continue to be granted on an annual basis or otherwise.

In January 2013, the Committee awarded performance-based equity incentive awards to Messrs. Franklin, Ashken and Lillie pursuant to the terms of their respective employment agreements. As provided in those executives’ respective employment agreements, the performance vesting targets for those awards were based on a stock price appreciation target established by the Committee. Due to the timing of the Committee’s consideration of awards to employees in general in 2013, the annual long-term performance-based equity awards to the other Named Executive Officers were granted in January 2014 rather than in 2013; therefore, those awards do not appear in the information disclosed under the headings “Summary Compensation Table” or “Grants of Plan-Based Awards” below.

Perquisites and Other Personal and Additional Benefits

Executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees.

The Company’s 401(k) plan provides for a Company matching contribution equal to an employee contribution up to 2% of the value of the individual employee’s base salary, subject to further limitations under Internal Revenue Service guidelines.

The Company provides Named Executive Officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain employees for key positions. The Committee, at least annually, reviews the levels of perquisites and other personal benefits provided to Named Executive Officers.

Certain Named Executive Officers are provided use of Company financial or tax planning assistance, while all receive payment of life insurance and long-term disability premiums, and all are eligible to receive Company contributions to the executive’s 401(k) plan. In addition, the Executive Chairman of the Company, for security purposes, is required to use private corporate aircraft for all personal and business-related air travel unless a private aircraft is not reasonably available. If a private aircraft is not reasonably available, he is entitled to first class air travel for business-related travel. The costs to the Company associated with providing these benefits for executive officers named in the Summary Compensation Table are reflected in the “All Other Compensation” column of the Summary Compensation Table.

The Company does not have a formal policy or formula for (i) determining the precise allocation of each compensation element, (ii) allocating between long-term and currently paid-out compensation, (iii) allocating between cash and non-cash compensation, or (iv) allocating among different forms of non-cash compensation. As discussed in this “Compensation Discussion and Analysis” section, during the process of setting and allocating the various elements of compensation and when setting the individual components of compensation of our executive officers, the Committee has consulted with its outside compensation and benefits consulting firm and considered the following:

•	the levels of compensation at a broad range of companies, including companies reflective of the Company’s strategic objectives, size and/or growth profile;

•	the Company’s performance, growth and relative stockholder return;

•	the achievement of specific financial goals;

•	a subjective determination of the executive’s past performance and expected future contributions to the Company;

•	the awards given to the executive in the past;

•	the rank and responsibility of the executive;

•	the relationship of the compensation structure to the Company’s short-term and long-term strategies; and

•	the degree to which the elements of compensation are consistent with the Company’s pay-for-performance culture.

As discussed above under the subheading “The Elements of the Company’s Compensation Program,” the components of the Company’s compensation program consist of: (i) cash consideration, which includes base salary and target performance incentive compensation, (ii) equity-based consideration, which includes incentive stock options, non-qualified stock options, restricted stock and cash bonuses issued under the Company’s outstanding stock incentive plans, and (iii) perquisites and other personal and additional benefits. Base salary, which is paid in cash, is fixed compensation in that it does not vary based on performance. Target performance incentive compensation is variable compensation in that it varies based upon performance against prescribed goals. Equity-based consideration, other than cash bonuses, issued under the Company’s outstanding stock incentive plans comprises long-term incentives. The Company believes that a significant portion of executive compensation should be in target performance incentive compensation and equity-based consideration when compared to base salary. In addition, the Company believes that, in order to link management’s compensation to the Company’s success in creating value for its stockholders and to reward appropriately for superior performance, our Named Executive Officers should have a greater percentage of their total compensation in incentive or variable compensation and that, for other executives, a significant, but lower, portion of their total compensation should be in incentive or variable compensation. This belief is illustrated by the component elements of compensation for our Named Executive Officers as set forth in the Summary Compensation Table below.

Accounting and Tax Considerations

The Committee generally seeks to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent deemed practicable, with respect to options and annual and long-term incentive programs in order to avoid losing the deduction for non-performance based compensation in excess of $1 million paid to one or more of the Named Executive Officers. The Committee has generally structured the Company’s compensation plans to include performance metrics with the objective that amounts paid under those plans and arrangements are tax deductible, including by having those plans approved by the Company’s Stockholders. The Committee has likewise set the terms of the employment agreements for the Named Executive Officers in order to structure their compensation in accordance with Section 162(m) of the Code. The Company has, and may in the future, determine to award compensation or modify compensation for any of the Named Executive Officers in a manner that does not meet the requirements of Section 162(m) of the Code when it deems it appropriate to achieve its financial, accounting, compensation and other objectives or in the best interest of the Company.

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. As described below under the heading “Employment Agreements,” in July 2012, we entered into new employment agreements with Messrs. Franklin, Ashken and Lillie, which removed provisions entitling those executives to “gross-up” or other reimbursement payments for tax liabilities that they might owe as a result of the application of Section 280G or 4999 of the Code.

We did not provide any of our executive officers, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G or 4999 of the Code during 2013, and we have not agreed to provide, and are not otherwise obligated to provide, any Named Executive Officer with such a “gross-up” or other reimbursement.

If an executive is entitled to non-qualified deferred compensation benefits that are subject to Section 409A of the Code, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Policy on Stock Trading and Hedging

Executives and other employees may not engage in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities. This prohibition includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered, securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and other hedging transactions designed to minimize an executive’s risk inherent in owning our stock, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with all insider trading rules.

Post-Employment and Other Events

Retirement, death and disability events trigger the payment of certain compensation to certain Named Executive Officers that is not available to all salaried employees. Such compensation is payable pursuant to separately negotiated employment arrangements between such Named Executive Officers and the Company. Such compensation is discussed under the headings “Employment Agreements” and “Potential Payments Upon Termination or Change of Control.”

Role of Executive Officers in Compensation Decisions

The Committee determines the total compensation of our Executive Chairman and CEO and oversees the design and administration of compensation and benefit plans for all of the Company’s employees. Generally, our Executive Chairman or CEO makes recommendations to the Committee as it relates to the compensation of the other executive officers. In addition, our executive officers, including our Executive Chairman, Vice Chairman,

President and CFO, CEO, and Senior Vice President of Human Resources and Corporate Risk, provide input and make proposals regarding the design, operation, objectives and values of the various components of compensation in order to provide appropriate performance and retention incentives for other key employees. These proposals may be made on the initiative of the executive officers or upon the request of the Committee. In addition, our internal legal personnel have met with the Committee to present topical issues for discussion and education as well as specific recommendations for review. Certain executive officers, including the Executive Chairman and the Vice Chairman, President and CFO, attend a portion of most regularly scheduled Committee meetings, excluding non-executive sessions. The Committee may also obtain input from our human resources, legal, finance and tax functions, as appropriate, as well as one or more executive compensation consulting firms regarding matters under consideration. The Committee has delegated to management certain responsibilities related to employee benefit matters. The Committee has formed two management committees that (i) oversee the investment of retirement plan assets and savings plan investment funds and (ii) administer benefit plans for employees. These committees are made up of the Company’s employees and report to the Committee periodically.

Committee Consideration of Results of Stockholder Advisory Vote.

At our 2013 Annual Meeting of Stockholders, our executive compensation program received the support of approximately 85% of the shares of Common Stock voting on the advisory vote on executive compensation, commonly known as “say-on-pay.” During and after the 2013 proxy season, the Company continued to solicit and received substantial, constructive feedback from Stockholders and others on its pay practices. In addition, as part of the Board’s ongoing review of the Company’s corporate governance and compensation practices, the Committee examined current views on corporate governance “best practices” and solicited analysis and advice from its outside compensation and benefits consultants in making executive compensation policies and decisions in 2013.

The Committee will continue to consider the views of our Stockholders in connection with our executive compensation program and make adjustments based upon evolving best practices, market compensation information and changing regulatory requirements. However, the Committee’s primary goals will be to ensure that the Company’s compensation practices continue to maintain a pay-for-performance culture, align senior management performance with the strategic and financial goals of the Company, and help ensure that the Company will be able to retain high-quality management. For 2013, the Committee believes that the total compensation package correlates with, and is validated by, the performance of the Company, as described above under the heading “Compensation and Discussion Analysis—Executive Summary,” and is aligned with the value created for the Company’s stockholders.

Summary Compensation Table

The following summary compensation table sets forth information concerning the annual and long-term compensation earned by the Company’s Executive Chairman, Vice Chairman, President and CFO, CEO and two other executive officers of the Company whose annual salary and bonus during fiscal 2013 exceeded $100,000 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compen- sation ($) (4)	All Other Compen- sation ($) (5)	Total ($)
Martin E. Franklin (6) Executive Chairman	2013	$2,134,857	$—	$35,597,028	—	$4,269,714	$566,761	$42,568,359
	2012	1,981,725	2,097,709	8,541,000	—	4,122,240	504,992	17,247,666
	2011	1,927,035	2,034,728	6,785,000	—	2,034,728	545,852	13,327,343

Ian G.H. Ashken (7) Vice Chairman, President and Chief Financial Officer	2013	999,982	—	16,018,686	—	1,999,964	327,686	19,346,318
	2012	982,300	982,300	3,843,450	—	1,964,600	269,866	8,042,516
	2011	939,105	939,105	2,802,500	—	939,105	285,094	5,904,909

James E. Lillie (8) Chief Executive Officer	2013	999,982	—	16,018,686	—	1,999,964	103,035	19,121,667
	2012	982,300	982,300	1,992,900	—	1,964,600	106,231	6,028,331
	2011	857,692	860,000	2,065,000	—	857,692	80,988	4,721,372

John E. Capps (9) Executive Vice President— Administration, General Counsel and Secretary	2013	470,350	—	—	—	470,350	8,201	948,900
	2012	455,000	—	1,290,000	—	455,000	9,354	2,209,354
	2011	450,000	—	710,750	—	450,000	9,990	1,620,740

Richard T. Sansone (10) Executive Vice President— Operations	2013	470,350	—	—	—	470,350	3,160	943,860
	2012	460,000	—	1,290,000	—	460,000	4,390	2,214,390
	2011	409,231	—	710,750	—	409,231	4,013	1,533,225

(1)	Messrs. Franklin, Ashken and Lillie agreed to forego their contractual annual CPI increase in 2011.

(2)	The amounts shown in the Bonus column include discretionary-based bonuses, but exclude performance-based bonuses paid under the Company’s Amended and Restated 2003 Stock Incentive Plan, as amended, the 2009 Stock Incentive Plan or the 2013 Stock Incentive Plan, as applicable. The terms of the new employment agreements entered into in July 2012 with Messrs. Franklin, Ashken and Lillie no longer provide for consideration of discretionary bonuses. No such discretionary bonuses were paid subsequent to the date of their respective new employment agreements in July 2012.

(3)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards made during the applicable year. For discussions of the relevant assumptions, see Note 13 to our audited financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K filed with the SEC on March 3, 2014; Note 13 to our audited financial statements for the fiscal year ended December 31, 2012, included in our Annual Report on Form 10-K filed with the SEC on February 27, 2013; and Note 13 to our audited financial statements for the fiscal year ended December 31, 2011, included in our Annual Report on Form 10-K filed with the SEC on February 23, 2012. Included in the amount reported for 2013 for each of Messrs. Franklin, Ashken and Lillie is a one-time equity award related to the transactions associated with the Equity Award, Lock-up and Amendment Agreements described under “Grants of Plan-Based Awards” and “Employment Agreements” below. The transactions reflected in those agreements allowed the Company to reduce future stock compensation payable to those executives under their respective employment agreements.

(4)	The performance-based bonuses listed for 2011 were earned in 2011 and paid to the Named Executive Officers in February 2012 under the Company’s 2009 Stock Incentive Plan. The performance-based bonuses listed for 2012 were earned in 2012 and paid to the Named Executive Officers in February 2013 under the Company’s 2009 Stock Incentive Plan.

(5)	The amounts shown in the “All Other Compensation” column for 2013 are comprised as follows:

Mr. Franklin: Company-provided life insurance and long-term disability premiums, $2,970; payroll credit toward cost of group medical and dental coverage, $9,036; imputed taxable income on individual life and disability policies and health costs not covered under a Company provided health insurance policy, $201,023; the Company’s contribution on the employee’s 401(k) plan, $5,100; personal use of the Company aircraft to which Mr. Franklin is entitled under his employment agreement, valued at the incremental cost of such use to the Company, $325,616; and financial consulting fees paid by the Company, $23,015. We valued the incremental cost of the aircraft using a method that takes into account aircraft fuel expenses per flight hour and engine maintenance expenses per flight hour attributable to personal use; and to the extent attributable to personal use, any landing, parking and handling fees; flight planning expenses; crew travel expenses; supplies and catering; excise taxes; and customs, foreign permit and similar fees.

Mr. Ashken: Company-provided life insurance and long-term disability premiums, $2,970; payroll credit toward cost of group medical and dental coverage, $9,036; personal use of the Company aircraft, valued at the incremental cost of such use to the Company in excess of amounts pre-paid by Mr. Ashken for such use pursuant to the terms of his employment agreement, $117,023; imputed taxable income on individual life and disability policies, $181,035; financial consulting fees paid by the Company, $12,522; and the Company’s contribution on the employee’s 401(k) plan, $5,100. We valued the incremental cost of the aircraft using a method that takes into account aircraft fuel expenses per flight hour and engine maintenance expenses per flight hour attributable to personal use; and to the extent attributable to personal use, any landing, parking and handling fees; flight planning expenses; crew travel expenses; supplies and catering; excise taxes; and customs, foreign permit and similar fees.

Mr. Lillie: Company-provided life insurance and long-term disability premiums, $2,970; payroll credit toward cost of group medical and dental coverage, $600; personal use of the Company aircraft, valued at the incremental cost of such use to the Company in excess of amounts pre-paid by Mr. Lillie for such use, $57,028; imputed taxable income on individual life and disability policies, $37,337; and the Company’s contribution on the employee’s 401(k) plan, $5,100. We valued the incremental cost of the aircraft using a method that takes into account aircraft fuel expenses per flight hour and engine maintenance expenses per flight hour attributable to personal use; and to the extent attributable to personal use, any landing, parking and handling fees; flight planning expenses; crew travel expenses; supplies and catering; excise taxes; and customs, foreign permit and similar fees.

Mr. Capps: Company-provided life insurance and long-term disability premiums, $2,860; payroll credit toward cost of group medical and dental coverage, $240; and the Company’s contribution on the employee’s 401(k) plan, $5,100.

Mr. Sansone: Company-provided life insurance and long-term disability premiums, $2,860; and payroll credit toward cost of group medical and dental coverage, $300.

(6)	Mr. Franklin was appointed Executive Chairman in June 2011. Prior to becoming Executive Chairman, Mr. Franklin was Chairman and Chief Executive Office of the Company since September 2001. Effective January 1, 2002, the Company entered into an employment agreement with Mr. Franklin. This agreement was amended and restated effective October 1, 2003. This agreement was further amended and restated in January 2005, amended and restated in May 2007, amended in November 2007 and in January, March and December 2009, amended and restated in January 2011, amended and restated in June 2012, and further amended in December 2013. See “Employment Agreements” below.

(7)

Mr. Ashken was appointed Vice Chairman, Chief Financial Officer and Secretary in September 2001. Effective as of February 15, 2007, Mr. Ashken is no longer Secretary of the Company. Effective as of March 2014, Mr. Ashken also assumed the role of President of the Company. Effective January 1, 2002, the Company entered into an employment agreement with Mr. Ashken. This agreement was amended and restated effective October 1, 2003. This agreement was further amended and restated in January 2005, amended and restated in May 2007, amended in November 2007 and in January and December 2009, amended and restated in January 2011, amended and restated in June 2012, and further amended in December 2013. See “Employment Agreements” below.

(8)	Mr. Lillie joined the Company as Chief Operating Officer in August 2003, assumed the additional title and responsibilities of President effective January 2004 and was appointed Chief Executive Officer in June 2011. The Company entered into an employment agreement with Mr. Lillie effective August 4, 2003. This agreement was amended and restated in January 2005, amended and restated in May 2007, amended in November 2007 and in January, March and December 2009, amended and restated in January 2011, amended and restated in June 2012, and further amended in December 2013. See “Employment Agreements” below.

(9)	Mr. Capps was appointed Vice President and General Counsel in July 2005, Senior Vice President, General Counsel and Secretary in February 2007, became Executive Vice President, General Counsel and Secretary in December 2010 and became Executive Vice President-Administration, General Counsel and Secretary in March 2014. The Company entered into an employment agreement with Mr. Capps effective May 24, 2007. This agreement was amended in November 2007, and amended and restated in June 2012. See “Employment Agreements” below.

(10)	Mr. Sansone was appointed Senior Vice President and Chief Accounting Officer of the Company in July 2006, became Executive Vice President, Finance in October 2011 and became Executive Vice President-Operations in March 2014. The Company entered into an employment agreement with Mr. Sansone effective May 24, 2007. This agreement was amended in November 2007, and amended and restated in June 2012. See “Employment Agreements” below.

Grants of Plan-Based Awards

The following table contains certain information regarding grants of plan-based awards in fiscal year 2013 to each of the Named Executive Officers.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Martin E. Franklin	1/2/2013	$0	$2,134,857	$4,269,714	—	—	—	450,000	—	—	$15,210,0000
	12/19/13							347,368	—	—	20,387,028

Ian G.H. Ashken	1/2/2013	0	999,982	1,999,964	—	—	—	202,500	—	—	6,844,500
	12/19/13							156,316	—	—	9,174,186

James E. Lillie	1/2/2013	0	999,982	1,999,964	—	—	—	202,500	—	—	6,844,500
	12/19/13							156,316	—	—	9,174,186

John E. Capps		0	235,175	470,350	—	—	—	—	—	—	—

Richard T. Sansone		0	235,175	470,350	—	—	—	—	—	—	—

(1)	These columns reflect threshold, target and maximum payout levels under our 2013 Stock Incentive Plan for 2013 performance. The actual amount earned by each Named Executive Officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information about our 2013 Stock Incentive Plan is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)	Grants pursuant to their employment agreements to Messrs. Franklin, Ashken and Lillie in January 2013 (prior to the adoption of the Company’s 2013 Stock Incentive Plan) were issued from the Company’s 2009 Stock Incentive Plan. Grants to Messrs. Franklin, Ashken and Lillie in December 2013 were issued from the Company’s 2013 Stock Incentive Plan.

In January 2013, Messrs. Franklin, Ashken and Lillie received performance-based restricted stock awards in accordance with the terms of their employment agreements. The other Named Executive Officers, including Messrs. Capps and Sansone, do not have equity-based compensation provisions in their employment agreements, and, therefore, they were considered by the Compensation Committee for grants of performance-based restricted stock awards in 2013 in connection with the Company’s routine annual long-term equity incentive awards to employees of the Company, which is consistent with the Company’s equity compensation philosophy. Due to the timing of the Committee’s consideration of those annual long-term equity incentive awards in 2013, the awards to Messrs. Capps and Sansone were granted in January 2014 rather than in 2013. In addition, in December 2013, the Committee granted certain equity awards as set forth above to each of Messrs. Franklin, Ashken and Lillie. Those awards were granted in consideration for the executives agreeing to certain amendments to their employment agreements to reduce the amount of future annual restricted stock grants to each of them and agreeing to restrictions on selling or transferring the shares of stock awarded for a period of three years. See “Employment Agreements” below for a description of the Equity Award, Lock-up and Amendment Agreements with each of Messrs. Franklin, Ashken, and Lillie, under which those awards were granted.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options and stock awards held by the Named Executive Officers at December 31, 2013:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Martin E. Franklin	—	—	—	—	—	—	—	1,500,000	$92,025,000
Ian G.H. Ashken	—	—	—	—	—	—	—	375,000	23,006,250
James E. Lillie	—	—	—	—	—			225,000	13,803,750
John E. Capps	—	—	—	—	—	—	—	37,500	2,300,625
	—	—	—	—	—	—	—	37,500	2,300,625
Richard T. Sansone	—	—	—	—	—	—	—	37,500	2,300,625
	—	—	—	—	—	—	—	37,500	2,300,625

(1)	Mr. Franklin: Pursuant to the terms of the applicable award agreement, the restrictions lapse on Mr. Franklin’s 1,500,000 restricted shares ratably when the Company’s EPS for any fiscal year ending on or before December 31, 2014 equals or exceeds certain specified thresholds in the grant, with vesting commencing when EPS exceeds $4.50 and full vesting occurring when EPS equals or exceeds $5.00 (on a pre-stock split adjusted basis).

Mr. Ashken: Pursuant to the terms of the applicable award agreement, the restrictions lapse on Mr. Ashken’s 375,000 restricted shares ratably when the Company’s EPS for any fiscal year ending on or before December 31, 2014 equals or exceeds certain specified thresholds in the grant, with vesting commencing when EPS exceeds $4.50 and full vesting occurring when EPS equals or exceeds $5.00 (on a pre-stock split adjusted basis).

Mr. Lillie: Pursuant to the terms of the applicable award agreement, the restrictions lapse on Mr. Lillie’s 225,000 restricted shares ratably when the Company’s EPS for any fiscal year ending on or before

December 31, 2014 equals or exceeds certain specified thresholds in the grant, with vesting commencing when EPS exceeds $4.50 and full vesting occurring when EPS equals or exceeds $5.00 (on a pre-stock split adjusted basis).

Mr. Capps: The first restricted share award of 37,500 vests in February 2015 if the Company’s Adjusted EPS equals or exceeds $11.95 for the January 1, 2012 through December 31, 2014 period. The second restricted share award of 37,500 vests in February 2016 if the Company’s Adjusted EPS equals or exceeds $15.00 for the January 1, 2013 through December 31, 2015 period.

Mr. Sansone: The first restricted share award of 37,500 vests in February 2015 if the Company’s Adjusted EPS equals or exceeds $11.95 for the January 1, 2012 through December 31, 2014 period. The second restricted share award of 37,500 vests in February 2016 if the Company’s Adjusted EPS equals or exceeds $15.00 for the January 1, 2013 through December 31, 2015 period.

Option Exercises and Stock Vested During Fiscal 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Martin E. Franklin	—	—	797,368	$37,325,028
Ian G.H. Ashken	—	—	358,816	16,796,286
James E. Lillie	—	—	358,816	16,796,286
John E. Capps	—	—	23,400	1,057,212
Richard T. Sansone	—	—	38,550	1,599,489

Pension Benefits – Fiscal 2013

Our Named Executive Officers received no benefits in fiscal 2013 from the Company under defined pension or defined contribution plans other than our tax-qualified 401(k) plan.

Non-Qualified Deferred Compensation

Our Named Executive Officers received no benefits in fiscal 2013 from the Company under non-qualified deferred compensation plans other than our tax-qualified 401(k) plan.

Compensation Committee Report

The Company’s Compensation Committee of the Board (the “Compensation Committee”) has submitted the following report for inclusion in this Proxy Statement:

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

Respectfully submitted.	Compensation Committee
Richard J. Heckmann, Chairman Michael S. Gross Irwin D. Simon

The Report of the Compensation Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference in to any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Report of the Compensation Committee by reference therein.

Compensation Committee Interlocks and Insider Participation

During fiscal 2013, the Compensation Committee was comprised of Messrs. Heckmann (Chairman), Gross and Simon.

No member of the Compensation Committee during 2013 was an officer, employee or former officer of the Company or any of its subsidiaries or had any relationship requiring disclosure herein pursuant to SEC regulations. No executive officer of the Company served as a member of a compensation committee or a director of another entity under circumstances requiring disclosure under SEC regulations.

Employment Agreements

Martin E. Franklin, Ian G.H. Ashken and James E. Lillie

The Company’s amended and restated employment agreement with Martin E. Franklin, dated as of July 23, 2012, as amended on December 19, 2013, provides for his employment as Executive Chairman of the Company through December 31, 2016 which is automatically renewable, subject to certain termination rights, for successive additional one-year periods in accordance with the terms of Mr. Franklin’s employment agreement, unless either party gives prior written notice of non-renewal. Under his employment agreement, Mr. Franklin currently receives an annual base salary of $2,160,475, subject to an annual increase at least equal to the change in Consumer Price Index. In addition, Mr. Franklin is entitled to receive an operating bonus of up to 100% of base salary each year in which the Company achieves its budgeted EPS target or up to 200% of base salary each year in which the Company achieves EPS equal to the performance target set by the Committee for payment of maximum bonus to the Company’s employees generally, in each case based on the annual budget approved by the Board of Directors. For a description of the performance targets established by the Board of Directors for 2013, see the “Compensation Discussion and Analysis” section above. Pursuant to Mr. Franklin’s employment agreement (as amended by the Equity Award, Lock-up and Amendment Agreement described below), Mr. Franklin is entitled to receive annual grants of restricted stock in decreasing amounts each year as follows: 276,316, shares in 2015, 263,158 shares in 2016 and 250,000 shares in 2017. Mr. Franklin’s employment agreement also entitles him to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. Mr. Franklin’s employment agreement also provides for certain other ancillary benefits, including the reimbursement of all reasonable business expenses (and other expenses up to 5% of base salary per year) and, for security purposes, use of private aircraft transportation for all travel, at the Company’s expense. The Company shall also bear expenses for Mr. Franklin’s personal use of private aircraft transportation that does not exceed 75 hours in any calendar year. In addition, the agreement requires the Company to provide Mr. Franklin, at its expense, with the assistance of the Company’s tax advisors in regard to personal tax planning and preparing personal income tax returns and with $10 million of life insurance payable to such beneficiaries as Mr. Franklin shall select. Mr. Franklin shall also be entitled to, if for any reason Mr. Franklin shall not be covered by a health insurance policy of the Company, an annual medical, dental, vision care and other health care allowance of up to $30,000 for unreimbursed expense incurred by Mr. Franklin or any of his immediate family members.

The Company’s amended and restated employment agreement with Ian G.H. Ashken, dated as of July 23, 2012, as amended on December 19, 2013, provides for his employment as Vice Chairman and CFO of the Company through December 31, 2016 which is automatically renewable, subject to certain termination rights, for successive additional one-year periods in accordance with the terms of Mr. Ashken’s employment agreement, unless either party gives prior written notice of non-renewal. Under his employment agreement, Mr. Ashken currently receives an annual base salary of $1,011,982, subject to an annual increase at least equal to the change in Consumer Price Index. In addition, Mr. Ashken is entitled to receive an operating bonus of up to 100% of base compensation each year in which the Company achieves its budgeted EPS target or up to 200% of base compensation each year in which the Company achieves EPS share equal to the performance target set by the Committee for payment of maximum bonus to the Company’s employees generally, in each case based on the annual budget approved by the Board of Directors. For a description of the performance targets established by the Board of Directors for 2013, see the “Compensation Discussion and Analysis” section above. Pursuant to Mr. Ashken’s employment agreement (as amended by the Equity Award, Lock-up and Amendment Agreement described below), Mr. Ashken is entitled to receive annual grants of restricted stock in decreasing amounts each year as follows: 124,382 shares in 2015, 118,421 shares in 2016 and 112,500 shares in 2017. Mr. Ashken’s employment agreement also entitles him to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. Mr. Ashken’s employment agreement also provides for certain other ancillary benefits, including the reimbursement of all reasonable business expenses (and other expenses up to 5% of base salary per year) and use of any airplanes that the Company owns or is entitled to use at the actual (if determinable) or estimated direct cost of such use. In addition, the agreement requires the Company to provide Mr. Ashken, at its expense, with the assistance of the Company’s tax advisors in regard to personal tax planning and preparing personal income tax returns and with $6 million of life insurance payable to such beneficiaries as Mr. Ashken shall select.

The Company’s amended and restated employment agreement with James E. Lillie, dated as of July 23, 2012, as amended on December 19, 2013, provides for his employment as CEO of the Company through December 31, 2016 which is automatically renewable, subject to certain termination rights, for successive additional one-year periods in accordance with the terms of Mr. Lillie’s employment agreement, unless either party gives prior written notice of non-renewal. Under his employment agreement, Mr. Lillie currently receives an annual base salary of $1,011,982, subject to an annual increase at least equal to the change in Consumer Price Index. In addition, Mr. Lillie is entitled to receive an operating bonus of up to 100% of base compensation each year in which the Company achieves its budgeted EPS target or up to 200% of base compensation each year in which the Company achieves EPS equal to the performance target set by the Committee for payment of maximum bonus to the Company’s employees generally, in each case based on the annual budget approved by the Board of Directors. For a description of the performance targets established by the Board of Directors for 2013, see the “Compensation Discussion and Analysis” section above. Pursuant to Mr. Lillie’s employment agreement (as amended by the Equity Award, Lock-up and Amendment Agreement described below), Mr. Lillie is entitled to receive annual grants of restricted stock in decreasing amounts each year as follows:124,342 shares in 2015, 118,421 in 2016 and 112,500 shares in 2017. Mr. Lillie’s employment agreement also entitles him to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. Mr. Lillie’s employment agreement also provides for certain other ancillary benefits, including the reimbursement of all reasonable business expenses (and other expenses up to 5% of base salary per year) and the use for his personal use, up to twenty five hours (in the aggregate) in any calendar year, any airplanes that the Company owns or is entitled to use as a result of lease, pooling, sharing or other agreements, provided that Mr. Lillie shall either prepay or pay directly, on or prior to such use, the actual (if determinable) or estimated direct cost of such use. In addition, the agreement requires the Company to provide Mr. Lillie, at its expense, with the assistance of the Company’s tax advisors in regard to personal tax planning and preparing personal income tax returns and with $3 million of life insurance payable to such beneficiaries as Mr. Lillie shall select.

Each of Messrs. Franklin’s, Ashken’s and Lillie’s employment agreements contains a non-competition covenant effective during the term of their respective employment and during the greater of (i) a period of three years after any termination of Messrs. Franklin’s, Ashken’s or Lillie’s employment, or (ii) any period thereafter during which Messrs. Franklin, Ashken or Lillie continues to receive benefits under the employment agreement, other than in cases of a termination by the Company without cause, by Messrs. Franklin, Ashken or Lillie with good reason, or if Messrs. Franklin’s, Ashken’s or Lillie’s employment is not renewed. For a description of any amount to be received by Messrs. Franklin, Ashken and Lillie in the event their employment is terminated, see the Section below titled “Potential Payments on Termination or Change of Control.” Notwithstanding the foregoing, in the event Messrs. Franklin’s, Ashken’s or Lillie’s employment is terminated by the Company without “cause,” by Messrs. Franklin, Ashken or Lillie with “good reason,” or if Messrs. Franklin’s, Ashken’s or Lillie’s employment is not renewed, within six months before or two years after the occurrence of a Change of Control, then in consideration for the benefits payable to Messrs. Franklin, Ashken or Lillie on account of such termination of employment, Messrs. Franklin, Ashken or Lillie shall continue to be subject to and shall comply with the non-compete provisions until the second anniversary of the date of the Change of Control.

On December 19, 2013, the Company entered into an Equity Award, Lock-up and Amendment Agreement with each of Messrs. Franklin, Ashken, and Lillie, whereby each executive agreed to reduce the amount of future annual restricted stock grants to which the executive would otherwise have been entitled under his respective employment agreement. In consideration for each executive agreeing to accept annual grants of restricted stock in amounts less than that to which they would have been entitled under their respective employment agreements and in decreasing amounts each year, the Company agreed to grant (a) 347,368 shares of common stock to Mr. Franklin, (b) 156,316 shares of common stock to Mr. Ashken, and (c) 156,316 shares of common stock to Mr. Lillie subject to the condition that each of Messrs. Franklin, Ashken and Lillie may not offer, sell, transfer, contract to sell, or otherwise dispose of any of such shares for a period of three years from the date of such grant, except as set forth in his respective Equity Award, Lock-up and Amendment Agreement.

Each of Messrs. Franklin’s, Ashken’s and Lillie’s employment agreements provides that the restrictions on any annual awards of restricted stock granted to Messrs. Franklin, Ashken and Lillie will lapse based on achievement of a performance target equal to a target appreciation in the stock price of the Common Stock of the Company set by the Committee at the time of the grant as follows: the vesting target shall be achieved on the date that the average closing price of the Company’s Common Stock for any five consecutive trading days equals or exceeds a price representing an increase over the closing price on the last trading day of the prior calendar year at least equal to the target stock price appreciation percentage set by the Committee (up to certain maximums set forth in the respective employment agreements). The performance target must be achieved, if at all, within five years from the date of grant. If the performance target is not achieved with five years from the date of grant, such grant will expire and be forfeited. The number of shares granted and the target share price will be adjusted for changes in the common stock as outlined in the Company’s 2013 Stock Incentive Plan or as otherwise mutually agreed in writing between the parties. In the event that the Company does not have a stock incentive plan in place on or prior to January 1 of each year with enough shares to issue to either Messrs. Franklin, Ashken and Lillie, the Company shall grant such executive such number of shares of restricted stock that are available under the Company’s stock incentive plans, and in lieu of any shares of restricted stock not granted (the “Remaining Stock”), such executive shall receive a mutually acceptable performance-based compensation package having a value equivalent to the value of the shares of Remaining Stock not issued to such executive as determined in good faith by the Committee. The terms of the restricted stock will be set forth in a restricted stock award agreement.

Each of Messrs. Franklin’s, Ashken’s and Lillie’s employment agreements provides that if it shall be determined that any payment, distribution or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the acceleration of exercisability of any stock option) to Messrs. Franklin, Ashken or Lillie or for any of their respective benefits (whether paid or payable or distributed or distributable) pursuant to the terms of their respective employment agreements or otherwise (a “Payment”) would be subject, in whole or in part, to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company and each of Messrs. Franklin, Ashken or Lillie shall consult in good faith to attempt to reach a mutually acceptable agreement to restructure such payments or otherwise amend their respective employment agreements to minimize any such Excise Tax; provided, however, in no event shall the Company be required to make, or Messrs. Franklin, Ashken or Lillie be entitled to receive, any additional payments (including gross-up payments) in respect of such Excise Tax.

John E. Capps and Richard T. Sansone

The Company’s amended and restated employment agreement with John E. Capps, dated as of July 23, 2012, provides for a two-year term which is automatically renewable, subject to certain termination rights, for successive additional one-year periods in accordance with the terms of Mr. Capps’ employment agreement, unless either party gives prior written notice of non-renewal. Under the employment agreement, Mr. Capps currently receives an annual base salary of $575,000, subject to an annual increase at least equal to the change in Consumer Price Index. In addition, Mr. Capps is entitled to receive a target bonus of up to 50% of his base compensation and a maximum bonus of 100% of his base compensation each year on the achievement of performance goals set by the Committee. Mr. Capps’ employment agreement also entitles him to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time.

The Company’s amended and restated employment agreement with Richard T. Sansone, dated as of July 23, 2012, provides for a two-year term which is automatically renewable subject to certain termination rights, for successive one-year periods in accordance with the terms of Mr. Sansone’s employment agreement, unless either party gives prior written notice of non-renewal. Under the employment agreement, Mr. Sansone currently receives an annual base salary of $575,000, subject to an annual increase at least equal to the change in Consumer Price Index. In addition, Mr. Sansone is entitled to receive a target bonus of up to 50% of his base compensation and a maximum bonus of 100% of his base compensation each year on the achievement of performance goals set by the Committee. Mr. Sansone’s employment agreement also entitles him to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time.

Each of Messrs. Capps’ and Sansone’s employment agreements contains a non-competition covenant and non-solicitation provisions (relating to the Company’s employees and customers) effective during the term of his employment and continuing for a period of twelve months after the expiration or termination of Messrs. Capps’ or Sansone’s employment. For a description of any amount to be received by each of Messrs. Capps and Sansone in the event his employment is terminated or due to a change of control of the Company, see the Section below titled “Potential Payments on Termination or Change of Control.”

Potential Payments Upon Termination or Change of Control

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a Named Executive Officer at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a Named Executive Officer, or a change in the Named Executive Officer’s responsibilities. However, in accordance with SEC regulations, the Company does not report any amount to be provided to a Named Executive Officer under any arrangement which does not discriminate in scope, terms, or operation in favor of its executive officers and which are available generally to all salaried employees. These benefits are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, the Company assumed that the termination took place on the last business day of its most recently completed fiscal year, and that the price per share of its Common Stock is the closing market price as of that date, which is $61.35. The description set forth below provides estimates of the compensation and benefits that would be provided to the Named Executive Officers upon their termination of employment; however, in the event of an executive’s separation from the Company, any actual amounts will be determined based on the facts and circumstances in existence at that time.

Martin E. Franklin, Ian G.H. Ashken and James E. Lillie: Benefits Payable Upon Early Termination; Non-Renewal

If (1) an early termination of the employment period of Messrs. Franklin, Ashken or Lillie occurs pursuant to (a) a termination on account of executive’s death, (b) a termination due to executive’s Disability (as defined below), (c) a Termination for Cause (as defined below), (d) a Termination Without Cause (as defined below),

(e) a Termination for Good Reason (as defined below) or (f) a Termination Not for a Good Reason (as defined below), (2) Messrs. Franklin’s, Ashken’s or Lillie’s employment agreements are not renewed, or (3) Messrs. Franklin’s, Ashken’s or Lillie’s employment agreements are not renewed within two years following a Change of Control (as defined below) of the Company, Messrs. Franklin, Ashken or Lillie (or, in the event of his death, his respective surviving spouse, if any, or his respective estate) shall be paid the following:

Martin E. Franklin

Payment upon Separation	Death on 12/31/13	Disability on 12/31/13	For Cause Termination on 12/31/13	Termination Without Cause on 12/31/13	Termination for Good Reason on 12/31/13	Termination Not for Good Reason on 12/31/13	Non-Renewal on 12/31/13	Non-Renewal within 2 years following Change of Control on 12/31/13
Earned Salary (1)	$58,167	$58,167	$58,167	$58,167	$58,167	$58,167	$58,167	$58,167
Severance Benefits (2)	16,844,741	23,132,255	—	23,132,255	23,132,255	—	—	23,132,255
Vested Benefits (3)	—	—	—	—	—	—	—	—
Additional Termination Benefits (4)	92,054,982	92,920,389	—	895,389	895,389	—	895,389	92,920,389

(1)	Earned Salary means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the employment period ends.

(2)	Severance Benefits means an amount equal to (A) three times (two times in the case of termination due to death) executive’s annualized Base Salary in effect on the date of termination, plus (B) three times (two times in the case of termination due to death) the average annual bonus to the executive over the two immediately preceding fiscal years, plus (C) except, in the case of non-renewal (other than following a Change of Control), the amount, if any, accrued on the Company’s financial statements for the executive’s annual bonus through the date of termination; provided, however, that if executive is terminated without Cause or there is a Termination for Good Reason, the amounts described in clause (C) above shall be payable only to the extent that the applicable performance targets for the year of termination are actually achieved. Assumes a base salary of $2,160,475 and an average annual bonus over the preceding two years to be $4,127,039.

(3)	Vested Benefits means amounts which are vested or which executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by executive of further services or the resolution of a contingency.

(4)	Additional Termination Benefits means:

a.	(A) All of the executive’s benefits accrued under the employee option, pension, retirement, savings and deferred compensation plans of the Company shall become vested in full (other than with respect to the unvested stock options, restricted stock and other equity or equity-based awards which terms are set forth below); provided, however, that to the extent such accelerated vesting of benefits cannot be provided under one or more of such plans consistent with applicable provisions of the Code, such benefits shall be paid to the executive in a lump sum within ten days after termination of employment outside the applicable plan; and (B) (x) except in the case of a termination of executive’s employment due to executive’s death or Disability, each of the annual restricted stock awards specified in executive’s employment agreement shall be granted, notwithstanding whether the scheduled grant date has been achieved, and (y) any and all unvested stock options, restricted stock and other equity or equity-based awards shall immediately vest as of the end of the employment period; provided, however, that if executive is terminated without Cause or if there is a non-renewal (other than following a Change of Control) or a Termination for Good Reason, the preceding subclauses (x) and (y) above shall not apply, except that all unvested stock options shall immediately vest as of the end of the employment period; and

b.	Executive (and his dependents, if any) will be entitled to continue participation in all of the Company’s Health Benefit Plans, for the period for which the executive could elect COBRA continuation coverage under the Health Benefit Plans as a result of his termination of employment; provided that executive’s participation in the Company’s Health Benefit Plans shall cease on any earlier date that executive (and his dependents, if any) becomes eligible for comparable benefits from a subsequent employer. Executive’s participation in the Health Benefit Plans will be on the same terms and conditions (including, without limitation, any contributions that would be required from executive) that would apply to other similarly situated former employees of the Company; provided that the Company shall reimburse executive an amount equal to executive’s monthly COBRA cost for the period for which Executive elects COBRA continuation coverage under the Company’s Health Benefit Plans as a result of his termination of employment. In addition, except in the case of termination due to death, executive will be entitled to receive a cash payment in a lump sum within ten days after termination of employment, or, if, on the date of such termination of employment, the executive is a “specified employee” within the meaning of Section 409A of the Code, on the day after the expiration of six months following such termination of employment. The amount of such payment shall be the actuarially determined value of the cost of coverage under the Company’s medical, dental and vision care plans for a period equal to the difference between 36 months and the period for which the executive could elect COBRA continuation coverage under such plans; and

c.	Executive will be entitled to continued personal use of the Company-owned or leased aircraft, not to exceed 75 hours in any calendar year, at the Company’s sole cost and expense until the third anniversary of executive’s termination of employment; provided, that, at executive’s option, in lieu of the foregoing use of the aircraft, executive will be entitled to purchase any Company-owned aircraft from the Company within 75 days of executive’s termination of employment at its value for federal income tax purposes as of the time of such termination of employment. Notwithstanding the foregoing, if the executive is a “specified employee” within the meaning of Section 409A of the Code at the time of his termination of employment, the executive may not use the Company’s aircraft during the six-month period beginning on the date of such termination of employment.

The aforementioned calculation assumes that all of Mr. Franklin’s restricted shares (1,500,000 shares) will automatically vest at a closing market price on December 31, 2013 of $61.35 for a value of $92,025,000. Annual medical and dental insurance premiums are assumed to be $19,988.

We have not agreed to provide, and are not otherwise obligated to provide, Mr. Franklin with a “gross-up” or other reimbursement for any excise tax or parachute payments.

Ian G.H. Ashken

Payment upon Separation	Death on 12/31/13	Disability on 12/31/13	For Cause Termination on 12/31/13	Termination Without Cause on 12/31/13	Termination for Good Reason on 12/31/13	Termination Not for Good Reason on 12/31/13	Non-Renewal on 12/31/13	Non-Renewal within 2 years following Change of Control on 12/31/13
Earned Salary (1)	$27,246	$27,246	$27,246	$27,246	$27,246	$27,246	$27,246	$27,246
Severance Benefits (2)	7,909,932	10,864,917	—	10,864,917	10,864,917	—	—	10,864,917
Vested Benefits (3)	—	—	—	—	—	—	—	—
Additional Termination Benefits (4)	23,036,232	23,066,214	—	59,964	59,964	—	59,964	23,066,214

(1)	Earned Salary means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the employment period ends.

(2)

Severance Benefits means an amount equal to (A) three times (two times in the case of termination due to death) executive’s annualized Base Salary in effect on the date of termination, plus (B) three times (two times in the case of termination due to death) the average annual bonus to the executive over the two immediately preceding fiscal years, plus (C) except, in the case of non-renewal (other than following a Change of Control), the amount, if any, accrued on the Company’s financial statements for the executive’s annual bonus through the date of termination; provided, however, that if executive is terminated without Cause or there is a Termination for Good Reason, the amounts described in clause (C) above shall be payable only to the extent that the applicable performance targets for the year of termination are actually achieved. Assumes a base salary of $1,011,982 and an average annual bonus over the preceding two years to be $1,943,002.

(3)	Vested Benefits means amounts which are vested or which executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by executive of further services or the resolution of a contingency.

(4)	Additional Termination Benefits means:

a.	(A) All of the executive’s benefits accrued under the employee option, pension, retirement, savings and deferred compensation plans of the Company shall become vested in full (other than with respect to the unvested stock options, restricted stock and other equity or equity-based awards which terms are set forth below); provided, however, that to the extent such accelerated vesting of benefits cannot be provided under one or more of such plans consistent with applicable provisions of the Code, such benefits shall be paid to the executive in a lump sum within ten days after termination of employment outside the applicable plan; and (B) (x) except in the case of a termination of executive’s employment due to executive’s death or Disability, each of the annual restricted stock awards specified in executive’s employment agreement shall be granted, notwithstanding whether the scheduled grant date has been achieved, and (y) any and all unvested stock options, restricted stock and other equity or equity-based awards shall immediately vest as of the end of the employment period; provided, however, that if executive is terminated without Cause or if there is a non-renewal (other than following a Change of Control) or a Termination for Good Reason, the preceding subclauses (x) and (y) above shall not apply, except that all unvested stock options, shall immediately vest as of the end of the employment period; and

b.	Executive (and his dependents, if any) will be entitled to continue participation in all of the Company’s Health Benefit Plans, for the period for which the executive could elect COBRA continuation coverage under the Health Benefit Plans as a result of his termination of employment; provided that executive’s participation in the Company’s Health Benefit Plans shall cease on any earlier date that executive (and his dependents, if any) becomes eligible for comparable benefits from a subsequent employer. Executive’s participation in the Health Benefit Plans will be on the same terms and conditions (including, without limitation, any contributions that would be required from executive) that would apply to other similarly situated former employees of the Company; provided that the Company shall reimburse executive an amount equal to executive’s monthly COBRA cost for the period for which Executive elects COBRA continuation coverage under the Company’s Health Benefit Plans as a result of his termination of employment. In addition, except in the case of termination due to death, executive will be entitled to receive a cash payment in a lump sum within ten days after termination of employment, or, if, on the date of such termination of employment, the executive is a “specified employee” within the meaning of Section 409A of the Code, on the day after the expiration of six months following such termination of employment. The amount of such payment shall be the actuarially determined value of the cost of coverage under the Company’s medical, dental and vision care plans for a period equal to the difference between 36 months and the period for which the executive could elect COBRA continuation coverage under such plans.

The aforementioned calculation assumes that all of Mr. Ashken’s restricted shares (375,000 shares) will automatically vest at a closing market price on December 31, 2013 of $61.35 for a value of $23,006,250. Annual medical and dental insurance premiums are assumed to be $19,988.

We have not agreed to provide, and are not otherwise obligated to provide, Mr. Ashken with a “gross-up” or other reimbursement for any excise tax or parachute payments.

James E. Lillie

Payment upon Separation	Death on 12/31/13	Disability on 12/31/13	For Cause Termination on 12/31/13	Termination Without Cause on 12/31/13	Termination for Good Reason on 12/31/13	Termination Not for Good Reason on 12/31/13	Non-Renewal on 12/31/13	Non-Renewal within 2 years following Change of Control on 12/31/13
Earned Salary (1)	$27,246	$27,246	$27,246	$27,246	$27,246	$27,246	$27,246	$27,246
Severance Benefits (2)	7,828,520	10,742,798	—	10,742,798	10,742,798	—	—	10,742,798
Vested Benefits (3)	—	—	—	—	—	—	—	—
Additional Termination Benefits (4)	13,827,728	13,851,706	—	47,956	47,956	—	47,956	13,851,706

(1)	Earned Salary means any Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the employment period ends.

(2)	Severance Benefits means an amount equal to (A) three times (two times in the case of termination due to death) executive’s annualized Base Salary in effect on the date of termination, plus (B) three times (two times in the case of termination due to death) the average annual bonus to the executive over the two immediately preceding fiscal years, plus (C) except, in the case of non-renewal (other than following a Change of Control), the amount, if any, accrued on the Company’s financial statements for the executive’s annual bonus through the date of termination; provided, however, that if executive is terminated without Cause or there is a Termination for Good Reason, the amounts described in clause (C) above shall be payable only to the extent that the applicable performance targets for the year of termination are actually achieved. Assumes a base salary of $1,011,982 and an average annual bonus over the preceding two years to be $1,902,296.

(3)	Vested Benefits means amounts which are vested or which executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of his termination without regard to the performance by executive of further services or the resolution of a contingency.

(4)	Additional Termination Benefits means:

a.	(A) All of the executive’s benefits accrued under the employee option, pension, retirement, savings and deferred compensation plans of the Company shall become vested in full (other than with respect to the unvested stock options, restricted stock and other equity or equity-based awards which terms are set forth below); provided, however, that to the extent such accelerated vesting of benefits cannot be provided under one or more of such plans consistent with applicable provisions of the Code, such benefits shall be paid to the executive in a lump sum within ten days after termination of employment outside the applicable plan; and (B) (x) except in the case of a termination of executive’s employment due to executive’s death or Disability, each of the annual restricted stock awards specified in executive’s employment agreement shall be granted, notwithstanding whether the scheduled grant date has been achieved, and (y) any and all unvested stock options, restricted stock and other equity or equity-based awards shall immediately vest as of the end of the employment period; provided, however, that if executive is terminated without Cause or if there is a non-renewal (other than following a Change of Control) or a Termination for Good Reason, the preceding subclauses (x) and (y) above shall not apply, except that all unvested stock options, shall immediately vest as of the end of the employment period; and

b.

Executive (and his dependents, if any) will be entitled to continue participation in all of the Company’s medical, dental and vision care plans (the “Health Benefit Plans”), for the period for which the executive could elect COBRA continuation coverage under the Health Benefit Plans as a result of his termination of employment; provided that executive’s participation in the Company’s Health Benefit Plans shall cease on any earlier date that executive (and his dependents, if any) becomes eligible for comparable benefits from a subsequent employer. Executive’s participation in the Health Benefit Plans will be on the same terms and conditions (including, without limitation, any contributions that would be required from executive) that would apply to other similarly situated former employees of the Company; provided that the Company shall reimburse executive an amount equal to executive’s monthly COBRA cost for the period for which Executive elects COBRA continuation coverage under the Company’s Health Benefit Plans as a result of his termination of employment. In addition, except in the case of termination due to death, executive will be entitled to receive a cash payment in a lump sum within ten days after termination of employment, or, if, on the date of such termination of employment, the executive is a “specified employee” within the meaning of Section 409A of the Code, on the day after the expiration of six months following such termination of employment. The amount of such payment shall be the actuarially determined value of the cost of coverage under the Company’s medical, dental and vision care plans for a period equal to the difference between 36 months and the period for which the executive could elect COBRA continuation coverage under such plans.

The aforementioned calculation assumes that all of Mr. Lillie’s restricted shares (225,000 shares) will automatically vest at a closing market price on December 31, 2013 of $61.35 for a value of $13,803,750. Annual medical and dental insurance premiums are assumed to be $15,985.

We have not agreed to provide, and are not otherwise obligated to provide, Mr. Lillie with a “gross-up” or other reimbursement for any excise tax or parachute payments.

In connection with the payments set forth above for Messrs. Franklin, Ashken and Lillie, Earned Salary shall be paid in cash in a single lump sum as soon as practicable following the end of the employment period, but in no event more than ten days thereafter; provided, that if executive’s termination is in conjunction with a Change of Control, executive shall be paid his Earned Salary on the earlier to occur of (a) five days after the effective date of executive’s termination and (b) on the date of such Change of Control. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have been awarded or accrued. Additional Termination Benefits shall be provided or made available at the times specified above as to each such Additional Termination Benefit. Unless otherwise specified in the employment agreement, Severance Benefits shall be paid in a single lump sum cash payment as soon as practicable, but in no event later than ten days after the executive’s termination; provided that (i) except as otherwise specified in the employment agreement, if executive’s termination is in conjunction with a Change of Control, executive shall be paid his Severance Benefits on the earlier to occur of (a) five days after the effective date of executive’s termination and (b) on the date of such Change of Control.

For purposes of the foregoing description of the benefits payable to Messrs. Franklin, Ashken and Lillie upon early termination or a change of control, the following terms shall have the following meanings:

“Change of Control of the Company” generally means and shall be deemed to have occurred if (i) any person, other than the Company, is or becomes the “beneficial owner” directly or indirectly, of voting securities representing 50% or more of the total voting power of all the then-outstanding voting securities; or (ii) the current members of the Board cease for any reason to constitute a majority of the Board; or (iii) consummation of a merger, consolidation, recapitalization or reorganization of the Company or any subsidiary, provided that any such transaction in which the holders of outstanding voting securities immediately prior to the transaction receive, with respect to such voting securities, voting securities of the surviving or transferee entity representing more than 60% of the total voting power outstanding immediately after such transaction shall not be deemed a Change of Control if the voting power of each such continuing holder relative to other such continuing holders not substantially altered in such transaction; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

“Disability” means long-term disability within the meaning of the Company’s long-term disability plan under which executive is covered at the time of determination.

“Termination for Cause” means a termination of executive’s employment by the Company within thirty days after the occurrence of (i) executive’s conviction of a felony or a crime involving moral turpitude or (ii) executive’s willful and continued failure to perform the material duties of his position (other than as a result of Disability) if such failure continues for a period of thirty days after executive’s receipt of written notice from the Company specifying the exact details of such alleged failure and such alleged failure has had (or is expected to have) a material adverse effect on the business of the Company or its subsidiaries.

“Termination for Good Reason” generally means a termination of executive’s employment by executive following (i) a material diminution in executive’s positions, duties and responsibilities, (ii) the removal of executive from his current position, unless mutually agreed upon, (iii) a material reduction in executive’s Base Salary or (iv) a material breach by the Company of any other provision of the employment agreement.

“Termination Not For Good Reason” means any termination of executive’s employment by executive other than Termination for Good Reason or a termination due to executives Disability or death.

“Termination Without Cause” means any termination of executive’s employment by the Company other than a Termination for Cause or a termination due to executive’s Disability.

Messrs. Franklin, Ashken and Lillie are subject to certain non-competition covenants as further set forth above under the caption titled “Employment Agreements.” Messrs. Franklin, Ashken and Lillie are also subject to confidentiality provisions under the terms of their respective employment agreements.

John E. Capps and Richard T. Sansone: Benefits Payable Upon Early Termination

John E. Capps

If Mr. Capps’ employment were to be terminated by the Company without Cause or upon Disability, he would be provided a lump sum payment equal to (i) two years’ base salary at the time of termination, plus (ii) two years’ target bonus which Mr. Capps would be entitled to receive for achieving budget for the year in which his employment was terminated, plus (iii) provided Mr. Capps elects continuation of health insurance and other benefits under COBRA, an amount equal to Mr. Capps’ monthly COBRA cost for the period for which he could elect COBRA continuation coverage under the Company’s health benefit plans, plus (iv) the full vesting of any outstanding stock options and the lapsing of any restrictions over any restricted shares owned by Mr. Capps. The cash portion of the severance amount shall be paid to Mr. Capps as promptly as practicable after the date of termination and in no event later than ten days after termination.

Richard T. Sansone

If Mr. Sansone’s employment were to be terminated by the Company without Cause or upon Disability, he would be provided a lump sum payment equal to (i) two years’ base salary at the time of termination, plus (ii) two years’ target bonus which Mr. Sansone would be entitled to receive for achieving budget for the year in which his employment was terminated, plus (iii) provided Mr. Sansone elects continuation of health insurance and other benefits under COBRA, an amount equal to Mr. Sansone’s monthly COBRA cost for the period for which he could elect COBRA continuation coverage under the Company’s health benefit plans, plus (iv) the full vesting of any outstanding stock options and the lapsing of any restrictions over any restricted shares owned by Mr. Sansone. The cash portion of the severance amount shall be paid to Mr. Sansone as promptly as practicable after the date of termination and in no event later than ten days after termination.

The following tables show the potential payments upon termination of Messrs. Capps and Sansone, upon the specified events:

John E. Capps

Payment upon Separation	Termination Without Cause on 12/31/13	Disability on 12/31/13
Severance Amount	$1,411,050	$1,411,050
Benefits	8,850	8,850
Accelerated Vesting of Restricted Shares (Equity Value)	4,601,250	4,601,250

Mr. Capps is subject to certain non-competition covenants and non-solicitation provisions as further set forth above under the caption titled “Employment Agreements.” Mr. Capps is also subject to confidentiality provisions under the terms of his employment agreement.

Severance payments assume annual base salary of $470,350 as of December 31, 2013 and an annual target bonus of $235,175. Benefits assume one year of benefits at an annual rate of $5,900 for medical and dental premiums.

Mr. Capps’ employment agreement does not contain any payments to him upon a change of control of the Company.

Richard T. Sansone

Payment upon Separation	Termination Without Cause on 12/31/13	Disability on 12/31/13
Severance Amount	$1,411,050	$1,411,050
Benefits	18,268	18,268
Accelerated Vesting of Restricted Shares (Equity Value)	4,601,250	4,601,250

Mr. Sansone is subject to certain non-competition covenants and non-solicitation provisions as further set forth above under the caption titled “Employment Agreements.” Mr. Sansone is also subject to confidentiality provisions under the terms of his employment agreement.

Severance payments assume annual base salary of $470,350 as of December 31, 2013 and an annual target bonus of $235,175. Benefits assume one year of benefits at an annual rate of $12,179 for medical and dental premiums.

Mr. Sansone’s employment agreement does not contain any payments to him upon a change of control of the Company.

Equity Compensation Plan Information

The following table provides information regarding compensation plans under which equity securities of the Company are authorized for issuance as of December 31, 2013:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities available for future issuance (excluding securities reflected in column (a) (2)
Equity compensation plans approved by security holders:
2013 Stock Incentive Plan	29,500	$20.99	6,338,340
2009 Stock Incentive Plan (3)	Not Applicable	Not Applicable	Not Applicable
Amended and Restated 2003 Stock Incentive Plan, as amended	326,207	13.88	Not Applicable
2013 Employee Stock Purchase Plan	Not Applicable	Not Applicable	2,250,000
2010 Employee Stock Purchase Plan	Not Applicable	Not Applicable	Not Applicable
2003 Employee Stock Purchase Plan	Not Applicable	Not Applicable	Not Applicable
Equity compensation plans not approved by security holders:
None	Not Applicable	Not Applicable	Not Applicable

Total	355,707	$14.47	8,588,340

(1)	As of December 31, 2013, there are 4,006,597 restricted shares outstanding which contain service and/or performance vesting targets which are not included in the options outstanding amount.

(2)	There are no securities available for future issuance under the Amended and Restated 2003 Stock Incentive Plan, as amended at December 31, 2013. The number of securities available for future issuance under the 2013 Stock Incentive Plan may consist entirely of restricted shares, entirely of options, or some mixture of both, at December 31, 2013. For a description of the equity compensation plans above, see Note 13 of Item 8. Financial Statements and Supplementary Data appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(3)	In connection with the approval of the Company’s 2013 Stock Incentive Plan, all options remaining for grant and delivery under the Company’s 2009 Stock Incentive Plan became available for issuance and rolled into the 2013 Stock Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Jonathan Franklin, who is the brother of Martin E. Franklin, our Executive Chairman, serves as Director, Supply Chain, and received total compensation of $229,356 during 2013, which includes certain payments under the Company’s long-term equity incentive award program due to the achievement of certain of the Company’s long-term business objectives. The Company’s Audit Committee has determined that the terms of Mr. Jonathan Franklin’s employment were fair and reasonable and no less favorable to the Company than would be obtained in a comparable arm’s-length transaction with an unaffiliated third party.

Review, Approval or Ratification of Transactions with Related Persons

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is the Company’s preference to avoid related party transactions.

Our Board and Audit Committee have adopted written policies and procedures relating to approval or ratification of “interested transactions” with “related parties.” Under such policies and procedures, our Audit Committee is to review the material facts of all interested transactions that require the Audit Committee’s approval and either approve or disapprove of the entry into the interested transactions, subject to certain exceptions set forth below, by taking into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Our written policies and procedures do not specifically list other factors to be considered by the Audit Committee when reviewing an interested transaction, but gives the Audit Committee the discretion to consider other factors it deems appropriate.

No director may participate in any discussion or approval of an interested transaction for which he or she is a related party, except that the director shall provide all material information concerning the interested transaction to the Audit Committee. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and, at least annually, must review and assess ongoing relationships with the related party.

Under such policies and procedures, an “interested transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, the Company is a participant, and any related party has or will have a direct or indirect interest (other than solely as a result of being a director and/or a less than 10% beneficial owner of another entity). A “related party” is any person who is or was since the beginning of the last fiscal year for which the Company has filed on an Annual Report on Form 10-K and proxy statement, even if they do not presently serve in that role, an executive officer, director or nominee for election as a director, any greater than 5% beneficial owner of our common stock, or any immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The certain exceptions to the Audit Committee’s review of interested transactions are (i) if advance approval of an interested transaction is not feasible, then the interested transaction shall be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee’s next regularly scheduled meeting, (ii) interested transactions, even if the aggregate amount involved will exceed $120,000, that the Audit Committee has reviewed and deemed pre-approved which are described below under the heading “Standing Pre-Approval for Certain Interested Transactions,” and (iii) if the aggregate amount involved is expected to be less than $1,000,000, our Board has delegated to the chair of the Audit Committee the authority to pre-approve or ratify (if applicable) any interested transaction with a related party. At the first regularly scheduled meeting of the Audit Committee in each calendar year, a summary of each new interested transaction deemed pre-approved pursuant to item (3) under “Standing Pre-Approval for Certain Interested Transactions” below and each new interested transaction pre-approved by the chair of the Audit Committee shall be provided to the Audit Committee for its review.

Standing Pre-Approval for Certain Interested Transactions

Pre-approved interested transactions include:

(1)	employment of executive officers either if the related compensation is required to be reported in the proxy statement or if the executive officer is not an immediate family member of another executive officer or a director of the Company, and the related compensation would be reported in the proxy statement if the executive officer was a “named executive officer” and the Compensation Committee approved (or recommended that the Board approve) such compensation;

(2)	any compensation paid to a director if the compensation is required to be reported in the proxy statement;

(3)	any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues;

(4)	any transaction where the related person’s interest arises solely from the ownership of the Company’s Common Stock and all holders of the Company’s Common Stock received the same benefit on a pro rata basis (e.g., dividends); or

(5)	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE COMPANY’S RESTATED

CERTIFICATE OF INCORPORATION, AS AMENDED, TO DECLASSIFY OUR BOARD OF DIRECTORS

The Board proposes that the Stockholders approve the proposed amendment to the Company’s Certificate of Incorporation attached hereto as Annex A (the “Amendment”). The Board unanimously approved amending the Certificate of Incorporation to declassify the Company’s Board on February 22, 2014, subject to approval by the Stockholders at the Meeting. The Amendment requires the approval of the Stockholders by the affirmative vote of three-fourths of the voting power of all outstanding shares of Common Stock entitled to vote at the Meeting. If the Amendment is approved, it will become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Delaware Secretary of State.

Current Classified Board Structure

Article VI, Section A of the Certificate of Incorporation currently divides our directors into three classes. Each class is elected for a three-year term, with the terms staggered so that approximately one-third of the directors stand for election each year. If the Amendment is not approved, the Board will continue to be divided into three classes of directors elected for staggered three-year terms.

Proposed Declassification of the Board

The Board has adopted a resolution that the classified board structure should be eliminated. If the proposed Amendment is approved by our Stockholders, directors whose terms have expired would stand for election annually for one-year terms commencing with our Annual Meeting of Stockholders held in 2016. Under the proposed Amendment, commencing with the Annual Meeting of Stockholders to be held in 2017 the Board will be fully declassified.

If the Amendment is approved by the Stockholders, the Board intends to make conforming amendments to certain provisions contained in Article Three of our Second Amended and Restated Bylaws.

Rationale for Declassification

The Board is committed to strong corporate governance policies and regularly considers and evaluates a broad range of corporate governance issues affecting the Company. In determining whether to propose the declassification of our board as described above, our Board of Directors carefully reviewed the various arguments for and against a classified board structure, the work and recommendation of our Nominating and Policies Committee and the approval by our Stockholders at our 2013 Annual Meeting of Stockholders of a resolution urging the Board to take the necessary steps to declassify our Board. The Company also actively engaged with the stockholder proponent of the 2013 declassification proposal and their advisors. These collaborative efforts have resulted in the current Board-sponsored declassification proposal being presented at the Meeting.

Our Board recognizes that a classified structure may offer several advantages, such as promoting board continuity and stability, enhancing long-term planning, ensuring directors serving on our Board of Directors have substantial knowledge of the Company and increasing the protection against potentially abusive and unfair takeover tactics. In addition, some of the Company’s business units, such as those responsible for the sale of our playing cards, are subject to various gaming regulations and onerous application requirements, which require lengthy and detailed examinations of the Company’s directors. Such examinations may take a year or more to complete and typically cover a three-year licensing period, which would correspond to the term of a director under the current classified board structure. The Company is currently in the process of the examinations associated with three-year renewals for certain applications covering current directors. Our Board took that process into account in proposing the Amendment described below. However, our Board also recognizes that a classified structure may appear to reduce directors’ accountability to stockholders, since such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote.

After consideration of the foregoing and other factors, the Board has unanimously determined to recommend in favor of the proposed Amendment, which shall result in directors whose terms have expired standing for election annually commencing with our Annual Meeting of Stockholders held in 2016, and in full declassification of the Board commencing with the Company’s 2017 Annual Meeting of Stockholders, when all of the Company’s directors will stand for election for an annual term. The Company opted to phase in declassification so that the Company’s current directors may serve their elected terms and to permit directors elected in 2015 to serve until all of the Company’s directors are up for annual election in 2017. The decision to phase in declassification was made after consultation with, and agreement by, the proponent of the stockholder proposal presented at the Company’s 2013 Annual Meeting of Stockholders, urging the Company to take the necessary steps to declassify the Board.

The Board of Directors unanimously recommends a vote “FOR” the approval of the amendment to the Company’s Certificate of Incorporation.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has audited the financial statements of the Company for the year ended December 31, 2013. The Board of Directors, upon recommendation of the Audit Committee, desires to continue the services of PricewaterhouseCoopers LLP for the current year ending December 31, 2014. Accordingly, the Board of Directors recommends at the Meeting that the Stockholders ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP to audit the financial statements of the Company for the current year ending December 31, 2014. Representatives of PricewaterhouseCoopers LLP are expected to be available at the Meeting, shall have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. Although ratification by Stockholders is not required by our organizational documents or other applicable law, the Audit Committee has determined that requesting ratification by Stockholders of its selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is a matter of good corporate practice. In the event the Stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the appointment will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its Stockholders.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”) served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2012 and 2013.

Fees Paid to PwC

The following table sets forth the aggregate fees and expenses billed by PwC to the Company for the fiscal years ended December 31, 2013 and December 31, 2012, for audit services rendered in connection with the consolidated financial statements and reports for fiscal year 2013 and fiscal year 2012, respectively, and for audit-related services, tax services and other services rendered during fiscal year 2013 and fiscal year 2012, respectively, on behalf of the Company and its subsidiaries, as well as out-of-pocket costs incurred in connection with these services, which have been billed to the Company.

Fee Category:	Fiscal 2013	Fiscal 2012
Audit Fees	$10,954,164	$10,161,088
Audit-Related Fees	965,984	1,156,179
Tax Fees	1,790,593	2,144,567
All Other Fees	168,150	367,100

Total Fees	$13,878,891	$13,828,934

Audit Fees: Consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.

Audit-Related Fees: Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence, accounting consultations in connection with acquisitions and attest services that are not required by statute or regulation.

Tax Fees: Consist of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees for professional services related to international tax compliance, assistance with tax audits, and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation. For the year ended December 31, 2013, in addition to PwC, KPMG LLP, Ernst & Young LLP and Deloitte & Touche, LLP also assisted the Company’s in-house tax department with the Company’s U.S. income tax compliance and other tax services.

All Other Fees: Consist of fees for all other services other than those reported above. The Audit Committee has concluded that the provision of non-audit services listed above by PwC is compatible with maintaining the auditor’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to review and pre-approve all audit, internal-control related and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Under the policy, pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Chairman of the Audit Committee or any two other members may also pre-approve particular services on a case-by-case basis and the full Board of Directors may approve fees on behalf of the Audit Committee.

All work performed by Company’s independent registered public accounting firms as described above under the captions Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees has been approved or pre-approved by the Audit Committee in accordance with the policies and procedures set forth above.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2013 Annual Meeting of Stockholders (the “2013 Meeting”), in accordance with the requirements of Section 14A of the Exchange Act, we included in the Proxy Statement for the 2013 Meeting a non-binding, advisory Stockholder vote on our executive compensation (commonly referred to as “Say-on-Pay”). At our 2013 Meeting, our executive compensation program received the support of a majority of shares voting on the advisory vote on executive compensation. At our 2012 Annual Meeting of Stockholders, we submitted a non-binding, advisory vote to our Stockholders to determine the frequency of our future say on pay votes. A majority of shares voting on that advisory vote agreed with the recommendation of our Board of Directors and approved an annual Say-on-Pay vote. Accordingly, Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Jarden Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement.

The compensation of our Named Executive Officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are competitive with the market, are focused on pay-for-performance principles, and are strongly aligned with the long-term interests of our Stockholders. Compensation of our Named Executive Officers is designed to enable us to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive environment.

Your vote on this Proposal 4 is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, our Board and our Compensation Committee value the opinions of our Stockholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our Stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Unless the Board modifies its policy of having annual Say-on-Pay votes, the next advisory Say-on-Pay vote will be held at the Company’s 2015 Annual Meeting of its Stockholders.

The Board of Directors unanimously recommends a vote “FOR” the proposal to approve the compensation of the Company’s Named Executive Officers as described in the compensation discussion and analysis, the compensation tables, and the related disclosures contained in this Proxy Statement.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present any other matter for action at the Meeting other than as set forth in the Notice of Annual Meeting and this Proxy Statement. If any other matters properly come before the Meeting, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in the best judgment of the persons named in the proxy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any persons who own more than 10% of the Company’s capital stock to file with the SEC (and, if such security is listed on a national securities exchange, with such exchange), various reports as to ownership of such capital stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon reports and representations submitted by the directors, executive officers and holders of more than 10% of our capital stock, we believe all Forms 3, 4 and 5 showing ownership of and changes of ownership in our capital stock during the 2013 fiscal year were timely filed with the SEC and the NYSE.

Annual Report

A copy of the Company’s 2013 Annual Report to Stockholders is being mailed and/or made available to Stockholders along with this Proxy Statement. Any Stockholder who has not received a copy of the 2013 Annual Report to Stockholders and wishes to do so should contact the Company by mail at the address set forth on the Notice of Annual Meeting or by telephone at (561) 447-2520.

Form 10-K

The Company will furnish, without charge, to each Stockholder as of the Record Date, upon the written request of such Stockholder, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and any amendments thereto, as filed with the SEC, including the financial statements and schedules thereto. Stockholders should direct the written request to the Company’s Secretary, at Jarden Corporation, 1800 North Military Trail, Boca Raton, Florida 33431.

Proposals by Stockholders

Stockholder Proposals for Inclusion in the 2015 Proxy Statement

Under the rules of the SEC, if a Stockholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2015 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices at 1800 North Military Trail, Boca Raton, Florida 33431 by December 29, 2014. The proposal should be sent to the attention of the Secretary of the Company.

Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2015 Annual Meeting

Under the Company’s Bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a Stockholder must follow in order to nominate directors or to bring other business before Stockholder meetings. These procedures provide that to nominate a candidate for director and/or an item of business to be introduced at the 2015 Annual Meeting of Stockholders must be delivered to or mailed and received in writing to the Secretary of the Company at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2015 Annual Meeting of Stockholders between February 12, 2015 and March 14, 2015; provided, however, that if the 2015 Annual Meeting of Stockholders is not held between May 13, 2015 and July 12, 2015, then the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting.

The notice must describe various matters regarding the nominee, including, but not limited to, the name, address, occupation and the number of shares held by such nominee. Copies of the Company’s Bylaws may be obtained free of charge from the Secretary of the Company.

By Order of the Board of Directors

/s/ John E. Capps
John E. Capps
Executive Vice President-Administration, General Counsel and Secretary

April 28, 2014

Boca Raton, Florida

ANNEX A

PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION, AS

AMENDED, TO DECLASSIFY THE BOARD OF DIRECTORS

This is an amendment and restatement of this section, not the actual form of Amendment. The text of Article VI, Section A shall be amended and restated as follows:

ARTICLE VI. DIRECTORS

SECTION A. NUMBER AND TERM

The maximum number of directors shall be ten and the minimum number shall be two. The exact number may from time to time be specified by the Bylaws of the Corporation at not less than two nor more than ten. If the number of directors is not specified by the Bylaws, the number shall be six. Subject to the rights, if any, of the holders of shares of any class or series of Preferred Stock then outstanding to elect directors under specified circumstances as may be required by the GCL or applicable regulations of any exchange on which the Corporation’s capital stock may be listed, the directors shall be classified, with respect to the time for which they severally hold office, into three (3) classes, as nearly equal in number as possible, as shall be specified by the Bylaws, one (1) class to be originally elected for a term expiring at the Annual Meeting of Shareholders to be held in 2002, another class to be originally elected for a term expiring at the Annual Meeting of Shareholders to be held in 2003, and another class to be originally elected for a term expiring at the Annual Meeting of Shareholders to be held in 2004, with each director to hold office until his successor is elected and qualified. At each Annual Meeting of Shareholders of the Corporation, the successor of each director whose term expires at that Annual Meeting shall be elected to hold office for a term expiring at the Annual Meeting of Shareholders held in the third year following the year of his election, or until his successor is elected and qualified. Notwithstanding the foregoing, at the Annual Meeting of Shareholders to be held in each of 2015 and in 2016, the class of directors standing for election shall be elected for a term expiring at the Annual Meeting of Shareholders to be held in 2017. Commencing with the Annual Meeting of Shareholders in 2017, the classification of the directors shall cease and at such Annual Meeting and each Annual Meeting of Shareholders thereafter, the directors shall be elected for terms expiring at the next succeeding Annual Meeting of Shareholders, with each director to hold office until his or her successor shall have been duly elected and qualified.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 11, 2014.
Vote by Internet
• Go to www.envisionreports.com/JAH • Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

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1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - Richard J. Heckmann	☐	☐	02 - Irwin D. Simon	☐	☐	03 - William J. Grant	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Approval of an amendment to the Company’s Restated Certificate of Incorporation, as amended, to declassify the Board of Directors.	☐	☐	☐	3.	Ratification of the appointment of PricewaterhouseCoopers LLP as Jarden Corporation’s independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐

4.	Advisory approval of Jarden Corporation’s executive compensation.	☐	☐	☐	5.	In their discretion, the named proxies may vote on such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If a corporation or partnership, please sign in corporate or partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders,

you can be sure your shares are represented at the meeting by promptly voting your shares via Internet or telephone, or by returning your proxy in the enclosed envelope.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Jarden Corporation

Annual Meeting of Stockholders — June 12, 2014

This Proxy Solicited on Behalf of the Board of Directors

I (we) hereby authorize Martin E. Franklin and Ian G.H. Ashken, or any one of them, with full power of substitution, as attorneys and proxies, to appear and vote as designated on the reverse side, all shares of Common Stock of Jarden Corporation held of record by me (us) on April 21, 2014, at the Annual Meeting of Stockholders to be held on June 12, 2014 at the Hotel Sofitel, 5800 Blue Lagoon Drive, Miami, Florida 33126 and any adjournments or postponements thereof, and upon any and all matters which may properly be brought before the meeting or any adjournments or postponements thereof, thereby revoking all former proxies.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. This proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the Notice of the Annual Meeting of Stockholders to the above stockholder.

(Items to be voted appear on reverse side.)

Vote by Internet
•	Go to www.envisionreports.com/jah
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

Jarden Corporation Stockholder Meeting to be Held on Thursday, June 12, 2014.

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/jah to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before June 2, 2014 to facilitate timely delivery.

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Jarden Corporation’s Annual Meeting of Stockholders will be held on Thursday, June 12, 2014 at the Hotel Sofitel, 5800 Blue Lagoon Drive, Miami, Florida 33126 at 10:00 a.m. Eastern Daylight Time.

Proposals to be voted on at the meeting.

The Board of Directors recommends that you vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Class III Directors: Richard J. Heckmann, Irwin D. Simon and William J. Grant.

2.	Approval of an amendment to the Company’s Restated Certificate of Incorporation, as amended, to declassify the Board of Directors.

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as Jarden Corporation’s independent registered public accounting firm for the year ending December 31, 2014.

4.	Advisory approval of Jarden Corporation’s executive compensation.

5.	To transact such other business as may properly be brought before the meeting and any adjournment and postponement thereof.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at (914) 967-9400.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.

If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

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Internet – Go to www.envisionreports.com/jah. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

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Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

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Email – Send an email to investorvote@computershare.com with “Proxy Materials Jarden Corporation” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of the current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by June 2, 2014.

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